Exhibit 2.1

EXECUTION VERSION

SEPARATION AGREEMENT

by and between

E. I. DU PONT DE NEMOURS AND COMPANY

and

THE CHEMOURS COMPANY

Dated as of June 26, 2015

i

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreements
Exhibit D	IP Assignment Agreements
Exhibit E	IP Cross License
Exhibit F	IT Asset License
Exhibit G	IT TSA
Exhibit H	Off-Site Storage Cost Sharing Agreement
Exhibit I	Form of DuPont GCAP Statement

Index of Defined Terms

Defined Term	Section

Action	1.1(1)
Affiliate	1.1(2)
Agreement	Preamble
Ancillary Agreements	1.1(4)
Arbitral Tribunal	8.2(a)
Asset Transferors	1.1(5)
Assets	1.1(6)
Assume	2.2(c), 1.1(7)
Assumed	1.1(7)
Assumption	1.1(7)
Audited Party	7.2(a)
Board	Recitals
Business	1.1(9)
Business Entity	1.1(11)
Chemours	Preamble
Chemours Asset Transferee	1.1(12)
Chemours Assets	1.1(18)
Chemours Balance Sheet	1.1(19)
Chemours Business	1.1(21)
Chemours Common Stock	1.1(24)
Chemours Disclosure	1.1(25)
Chemours Discontinued Operations	1.1(34)(vi)
Chemours Financing Arrangements	1.1(27)
Chemours Financing Cash Distribution	1.1(28)
Chemours Group	1.1(30)
Chemours Indemnitees	1.1(32)
Chemours Intellectual Property	1.1(15)(viii)
Chemours Leased Real Property	1.1(18)(vi)
Chemours Liabilities	1.1(34)
Chemours Owned Real Property	1.1(18)(v)
Commission	1.1(39)
Company Policies	1.1(40)
Confidential Information	1.1(41)
Consents	1.1(42)
Continuing Arrangements	1.1(43)
Contract	1.1(44)
Conveyancing and Assumption Instruments	1.1(46)
Copyrights	1.1(102)
Decision on Interim Relief	8.2(d)
Dispute Notice	8.1
Disputes	8.1
Distribution	Recitals
Distribution Agent	1.1(49)

v

Distribution Date	1.1(55)
Distribution Disclosure Documents	1.1(57)
Distribution Ratio	1.1(58)
DuPont	Preamble
DuPont Asset Transferee	1.1(60)
DuPont Common Stock	1.1(61)
DuPont Group	1.1(63)
DuPont Indemnitees	1.1(67)
DuPont LCs	2.10(d)
DuPont Retained Assets	1.1(68)
DuPont Retained Business	1.1(69)
DuPont Retained Liabilities	1.1(71)
Effective Time	1.1(73)
Employee Matters Agreement	1.1(74)
Exchange Act	1.1(80)
Final Determination	1.1(81)
Financing	1.1(83)
Form 10	1.1(86)
Governmental Approvals	1.1(89)
Governmental Entity	1.1(90)
Group	1.1(91)
Indebtedness	1.1(95)
Indemnifiable Loss	1.1(96)
Indemnifiable Losses	1.1(96)
Indemnifying Party	6.4(a)
Indemnitee	6.4(a)
Indemnity Payment	6.7(a)
Information	1.1(98)
Information Statement	1.1(99)
Insurance Proceeds	1.1(100)
Insured Claims	1.1(101)
Intellectual Property	1.1(102)
Interim Relief	8.2(d)
Internal Reorganization	1.1(104)
IP Cross Licenses	1.1(106)
Law	1.1(110)
Liabilities	1.1(112)
Liable Party	2.9(b)
LIBOR	1.1(113)
Negotiation Period	8.1
NYSE	1.1(114)
Other Party	2.9(a)
Other Party’s Auditors	7.2(a)
Parties	Preamble
Party	Preamble
Patents	1.1(102)

Person	1.1(118)
Policies	1.1(119)
Privilege	7.7(a)
Privileged Information	7.7(a)
Record Date	1.1(124)
Record Holders	1.1(125)
Records	1.1(126)
Security Interest	1.1(131)
Shared Contract	2.3(a)
Subsidiary	1.1(133)
Tax	1.1(133)
Tax Contest	1.1(140)
Tax Matters Agreement	1.1(142)
Tax Returns	1.1(142)
Third Party Agreements	1.1(146)
Third Party Claim	6.4(b)
Third Party Proceeds	6.7(a)
Trademarks	1.1(102)
Transfer	2.2(b)(i), 1.1(147)
Transferred	1.1(147)
Transition Services Agreement	1.1(148)

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of June 26, 2015, is entered into by and between E. I. du Pont de Nemours and Company (“DuPont”), a Delaware corporation, and The Chemours Company (“Chemours”), a Delaware corporation and a wholly owned subsidiary of DuPont. “Party” or “Parties” means DuPont or Chemours, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, DuPont, acting through its direct and indirect Subsidiaries, currently conducts the DuPont Retained Business and the Chemours Business;

WHEREAS, the Board of Directors of DuPont (the “Board”) has determined that it is appropriate, desirable and in the best interests of DuPont and its stockholders to separate DuPont into two separate, publicly traded companies, one for each of (i) the DuPont Retained Business, which shall be owned and conducted, directly or indirectly, by DuPont and its Subsidiaries and (ii) the Chemours Business, which shall be owned and conducted, directly or indirectly, by Chemours and its Subsidiaries;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of DuPont and its stockholders for DuPont to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to Chemours which, in exchange therefor, Chemours shall (i) issue to DuPont shares of Chemours Common Stock and certain Indebtedness incurred by Chemours in connection with the Chemours Financing Arrangements that qualifies as “securities” for the purposes of Section 361 of the Code, (the “Debt-for-Debt Indebtedness”) and (ii) agree to pay DuPont the Chemours Financing Cash Distribution (as defined herein);

WHEREAS, following the Contribution, DuPont shall transfer the Debt-for-Debt Indebtedness to certain Persons (the “Debt-for-Debt Exchange Parties”) in exchange for certain debt obligations of DuPont held by the Debt-for-Debt Exchange Parties as principals for their own account (the “Debt-for-Debt Exchange”);

WHEREAS, following the Debt-for-Debt Exchange, the Debt-for-Debt Exchange Parties shall sell the Debt-for-Debt Indebtedness and Chemours shall sell the applicable Indebtedness incurred in the Chemours Financing Arrangements (other than the Debt-for-Debt Indebtedness);

WHEREAS, following the completion of the Internal Reorganization, the Debt-for-Debt Exchange, and the Chemours Financing Cash Distribution, DuPont shall cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares of Chemours Common Stock (such issuance, the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, (i) the Board has (x) determined that the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of DuPont and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of Chemours has approved this Agreement and each of the Ancillary Agreements (to the extent Chemours is a party thereto);

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements relating to the relationship of DuPont and Chemours and their respective Subsidiaries following the Distribution;

WHEREAS, DuPont has received a private letter ruling from the U.S. Internal Revenue Service substantially to the effect that, among other things, the Contribution and the Distribution, taken together, will, based upon and subject to the assumptions, representations and qualifications set forth therein, qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, it is the intention of the Parties that the Contribution and the Distribution, taken together, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code; and

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of DuPont or DuPont’s stockholders prior to or, in case of DuPont’s stockholders, after, the Effective Time.

(3) “Aircraft and Railcraft Surfaces” shall mean (a) Interior Laminations for Aircraft and Railcraft Surfaces and (b) Thermal Insulation Laminates and Blankets for use in Aircraft and Railcraft Surfaces.

(4) “Ancillary Agreements” shall mean the Transition Services Agreement, the IT TSA, the Employee Matters Agreement, the Tax Matters Agreement, the IP Cross License, the IP Assignment Agreements, the IT Asset License Agreement, the site services agreements, any Continuing Arrangements, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the DuPont Group, on one hand, and any member of the Chemours Group, on the other hand, at, prior to or after the Distribution in connection with the Distribution.

(5) “Asset Transferors” shall mean the entities transferring Assets to Chemours or DuPont, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby.

(6) “Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.

(7) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(8) “Backsheet” shall mean a sheet on the back side of a Photovoltaic Module (i.e., the side that does not face a light source), that may include one or more films or layers, and that acts as an electric insulator and protects the inner components of the Photovoltaic Module from the surrounding environment.

(9) “Business” shall mean the DuPont Retained Business or the Chemours Business, as applicable.

(10) “Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(11) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(12) “Cash Adjustment” shall have the meaning set forth in Section 2.13(b)(vi)

(13) “Cash Equivalents” shall mean (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(14) “Chemoswed” shall mean consulting services for pharmaceutical manufacturers concerning producing active pharmaceutical ingredients throughout the development cycle including laboratory synthesis, scale up and commercial production.

(15) “Chemours Accounts Payable” shall mean will be the amount of accounts payable dollars in GCOAs 90231, 90232 and 90233 reported in the closing of DuPont GCAP for the Chemours FRB DU99250 as of June 30, 2015.

(16) “Chemours Accounts Receivable” shall mean the amount of accounts receivable dollars in GCOAs 70203, 1270, 1290 and 01200 reported in the closing of DuPont GCAP for the Chemours FRB DU99250 as of June 30, 2015.

(17) “Chemours Asset Transferee” shall mean any Business Entity that is a member of the Chemours Group or Chemours Subsidiary to which Chemours Assets shall be or have been transferred prior to the Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby.

(18) “Chemours Assets” shall mean, without duplication:

(i) all interests in the capital stock of, or any other equity interests in, the members of the Chemours Group held, directly or indirectly, by DuPont immediately prior to the Distribution (other than Chemours);

(ii) the Assets set forth on Schedule 1.1(18)(ii) (which for the avoidance of doubt is not a comprehensive listing of all Chemours Assets and is not intended to limit other clauses of this definition of “Chemours Assets”)

(iii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred, prior to the Distribution, to or retained, following the Contribution, by any member of the Chemours Group;

(iv) any and all Assets (other than Cash Equivalents, which shall be governed solely by Section 2.13) reflected on the Chemours Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Chemours or any member of the Chemours Group subsequent to the date of the Chemours Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Chemours Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Chemours Balance Sheet;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(18)(v), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon (the “Chemours Owned Real Property”);

(vi) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(18)(vi) including, to the extent provided for in the Chemours leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances (the “Chemours Leased Real Property”);

(vii) all Contracts exclusively related to the Chemours Business and any rights or claims arising thereunder, including any Contracts set forth on Schedule 1.1(18)(vii);

(viii) Intellectual Property to the extent such Intellectual Property is set forth on Schedule 1.1(18)(viii) (the “Chemours Registered Intellectual Property”);

(ix) the laboratory notebooks and laboratory reports set forth on Schedule 1.1(18)(ix) but only, in the event portions thereof are set for on such Schedule, such portions;

(x) the Plant Operating Documents to the extent owned by DuPont or its Affiliates and used exclusively with, and necessary for, operation of equipment, machinery and facilities included in the other clause of this definition of “Chemours Assets” in connection with the Chemours Business, provided that such equipment, machinery and facilities are located at the Relevant Sites as of the Distribution Date (“Chemours Plant Operating Documents”);

(xi) the Engineering Models and Databases to the extent owned by DuPont or its Affiliates and used exclusively with, and necessary for, operation of equipment, machinery and facilities and unit operations included in the other clause of this definition of “Chemours Assets” in connection with the Chemours Business; provided that such equipment, machinery and facilities and/or unit operations are located at the Relevant Sites as of the Distribution Date (“Chemours Engineering Models and Databases”);

(xii) the (A) Trademarks that are not subject to a registration or application and are exclusively used and exclusively held for use in the Chemours Business (excluding any DuPont Retained Names) (“Chemours Unregistered Trademarks”), and (B) the Copyrights that are not subject to a registration or application and are exclusively used and exclusively held for use in the Chemours Business (“Chemours Unregistered Copyrights”);

(xiii) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and which relate exclusively to, or are used exclusively in, the Chemours Business;

(xiv) all Information (other than Intellectual Property, Plant Operating Documents, Engineering Models and Databases, and IT Assets) exclusively related to, or exclusively used in, the Chemours Business;

(xv) the IT Assets that (i) are listed on Schedule 1.1(18)(xv) or (ii) are exclusively used and exclusively held for use in the Chemours Business, excluding any Patents and Know-How contained, stored, represented or embodied therein and excluding Internet Protocol addresses (“Chemours IT Assets”);

(xvi) subject to Article IX, any rights of any member of the Chemours Group under any Company Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the DuPont Group; and

(xvii) all other Assets (other than any Assets relating to Intellectual Property, Chemours Owned Real Property, Chemours Leased Real Property, or Assets that are of the type that would be listed in clauses (v), (vi) and (viii) through (xv)) that are held by the Chemours Group or DuPont Group immediately prior to the Distribution and that are exclusively used and exclusively held for use in the Chemours Business as conducted immediately prior to the Distribution (the intention of this clause (xvii) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Chemours Asset based on the principles of this Section 1.1(18); provided that no Asset shall be a Chemours Asset solely as a result of this clause (xvii) unless a written claim with respect thereto is made by Chemours on or prior to the date that is 18 months after the Distribution).

Notwithstanding anything to the contrary herein, the Chemours Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the DuPont Group (including all DuPont Retained Assets), (ii) any Assets governed by the Tax Matters Agreement or (iii) any Assets that are expressly listed on Schedule 1.1(18).

(19) “Chemours Assumed Environmental Liabilities” shall mean the following:

(i) Any and all Environmental Liabilities relating to events, conduct, conditions or occurrences from before, on or after the Effective Time, relating to or associated with Chemours-Only Property;

(ii) Any and all Environmental Liabilities relating to events, conduct, conditions, or occurrences that arose on or before the Effective Time and are “primarily associated” with the Chemours Business, the Chemours Group or Chemours Discontinued Operations, in each case, relating to or associated with DuPont Group Real Property. Environmental Liabilities are “primarily associated” with the Chemours Business, the Chemours Group or Chemours Discontinued Operations if, considering the factors set forth on Schedule 1.1(19)(ii)(A), it is determined, in accordance with the following, that the share of liability that is attributable to the Chemours Business, the Chemours Group or Chemours Discontinued Operations, in the aggregate, is reasonably likely to be at least 50.1% of the total costs (including any related legal or other advisory fees and expenses) to resolve the liability. A non-exclusive list of currently known matters that fall within the scope of this subclause (ii) or subclause (iii), including the allocation of liability between the Chemours Group and the DuPont Group, is set forth on Schedule 1.1(19)(ii)(B). With respect to existing matters (as of the Effective Time) or new matters, in each case, that are not identified on Schedule 1.1(19)(ii)(B) but that fall either within the scope of this subclause (ii) or subclause (iii), the DuPont Group shall, in its reasonable determination, determine whether such Environmental Liabilities are primarily associated with the Chemours Business, the Chemours Group or Chemours Discontinued Operations. Such determinations may be challenged by the Chemours Group pursuant to the dispute resolution procedures set forth in Article VIII of this Agreement. The burden of proof to rebut such determination shall be borne by the Chemours Group. Responsibilities with respect to environmental matters concerning events, conduct, conditions or occurrences first arising after the Effective Time at the DuPont Group Landlord Properties shall be governed by the leases and other applicable agreements entered into by the a member of Chemours Group, on the one hand, and a member of the DuPont Group, on the other hand, with respect to such properties. For the avoidance of doubt, any allocation of liability set forth on Schedule 1.1(19)(ii)(B) shall be deemed to be finally determined in accordance with the allocation reflected on such Schedule and the Parties agree not to, and agree to cause the respective members of the DuPont Group and the Chemours Group, as applicable, not to, bring any Action challenging any such allocation thereunder or assert any right to dispute resolution under Article VIII of this Agreement with respect thereto.

(iii) The share of Environmental Liabilities relating to events, conduct, conditions, or occurrences that arose on or before the Effective Time, relating to or associated with DuPont Group Real Property, that are attributable in part, but are not primarily associated with, the Chemours Business, the Chemours Group or Chemours Discontinued Operations. A non-exclusive list of currently known matters that fall within the scope of this subclause, including the allocation of liability between the Chemours Group and the DuPont Group, is set forth on Schedule 1.1(19)(ii)(B);

(iv) Any and all Environmental Liabilities relating to events, conduct, conditions or occurrences from before, on or after the Effective Time, with respect to the Chemours Business, the Chemours Group or Chemours Discontinued Operations, in each case, relating to or associated with Chemours Group Landlord Property;

(v) Any and all Remediation Liabilities and Hazardous Substance Damage Liabilities relating to events, conduct, conditions or occurrences that arose on or before the Effective Time, in each case, relating to or associated with Chemours Group Landlord Property, and arising from the operations or activities of the DuPont Group or any other Person (excluding the Chemours Group, which shall be covered in subclause (iv)), at such properties; and any Environmental Compliance Liabilities at such properties that relate to DuPont Group operations or activities that have been discontinued before the Effective Time or that relate to the operations or activities of any other Person before the Effective Time. For purposes of clarification, Chemours Assumed Environmental Liabilities do not include any Environmental Compliance Liabilities, relating to conduct that arose on or before the Effective Time, arising out of or in connection with the specific operations and activities of the DuPont Group that will continue at such properties after the Effective Time. A non-exclusive list of currently known matters that are Chemours Assumed Environmental Liabilities that fall within the scope of subclause (iv) or (v) is set forth on Schedule 1.1(19)(v). Responsibilities with respect to environmental matters concerning events, conduct, conditions or conditions first arising after the Effective Time shall be governed by the leases and other applicable agreements entered into by the a member of Chemours Group, on the one hand, and a member of the DuPont Group, on the other hand, with respect to such properties;

(vi) Any and all Off-Site Environmental Liabilities arising out of or in connection with or relating to disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, from:

(A) Chemours-Only Property, whether or not the disposal or activity that is the source of the liability related to the Chemours Business, Chemours Group or Chemours Discontinued Operations;

(B) Chemours Group Landlord Property (with respect to such activities occurring before the Effective Time), whether or not the disposal or activity that is the source of the liability related to the Chemours Business, Chemours Group or Chemours Discontinued Operations;

(C) the Chemours Business, the Chemours Group or Chemours Discontinued Operations with respect to properties other than the Chemours-Only Property or the Chemours Group Landlord Property; and

(D) the DuPont Group (and its predecessors), where 50.1% or more of the Hazardous Substances (measured by volume, mass or other appropriate units as determined by DuPont in its sole discretion) at any particular Off-Site Location (with respect to activities occurring before the Effective Time) attributed to the DuPont Group and the Chemours Group (or their predecessors) collectively, is attributable to the Chemours-Only Property (subclause (vi)(A)), the Chemours Group Landlord Property (subclause (vi)(B)), the Chemours Business, the Chemours Group and/or Chemours Discontinued Operations (subclause (vi)(C)).

A non-exclusive list of currently known matters that fall within this subclause (vi) is set forth on Schedule 1.1(19)(vi);

(vii) Without limiting the foregoing, any and all Environmental Liabilities relating to events, conduct, conditions or occurrences from before, on or after the Effective Time, relating to the Chemours Business, Chemours Group or Chemours Discontinued Operations; and

(viii) Any agreement or operation of law pursuant to which the DuPont Group or the Chemours Group becomes liable for any of the foregoing, including as a successor-in-interest any agreements pursuant to which the DuPont Group or any predecessor has retained liability or provided an indemnification with respect to a counterparty, which liability would fall within the scope of any of the foregoing provisions as a Chemours Assumed Environmental Liability. A non-exclusive list of such agreements is set forth on Schedule 1.1(19)(viii).

(20) “Chemours Balance Sheet” shall mean the pro forma balance sheet of the Chemours Group, including the notes thereto, as of March 31, 2015, as included in the Information Statement.

(21) “Chemours Business” shall mean the performance chemicals segment, which includes its titanium technologies, fluoroproducts and chemical solutions businesses, of DuPont conducted by the Chemours Business Units and those Business Entities and businesses acquired, as such business is described in the Information Statement, or established by or for Chemours or any of its Subsidiaries after the Effective Time.

(22) “Chemours Business Unit” shall mean the business units set forth on Schedule 1.1(22).

(23) “Chemours Capital Expenditures” shall mean the amount of capital expenditures included in GCOA 70190 reported in the closing of DuPont GCAP for the Chemours FRB DU99250 during the six (6) months ended June 30, 2015.

(24) “Chemours Common Stock” shall mean the common stock of Chemours, par value $0.01 per share.

(25) “Chemours Disclosure” shall mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the Commission, including in connection with Chemours’ obligations under the Securities Act and the Exchange Act, any other Governmental Entity, or holders of any securities of any member of the Chemours Group, in each case, on or after the Distribution Date by or on behalf of any member of the Chemours Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(26) “Chemours Discontinued Property” shall mean any real property that: (i) as of the Effective Time is not owned, leased or operated by the Chemours Group or the DuPont Group; (ii) was formerly owned, leased (in whole or in part) or otherwise operated by the Chemours Group or the DuPont Group or any predecessors thereto; and (iii) was primarily owned, leased or operated in connection with the Chemours Business or Chemours Discontinued Operations (as defined in subclause (vi) of clause (34) below). A non-exclusive list of Chemours Discontinued Property is set forth on Schedule 1.1(26).

(27) “Chemours Financing Arrangements” means the financing arrangements described on Schedule 1.1(27).

(28) “Chemours Financing Cash Distribution” means the cash distribution made from Chemours to DuPont in connection with the Chemours Financing Arrangements as further described on Schedule 1.1(28).

(29) “Chemours Fixed Cost Amount” shall mean the amount of “Business Period Costs” expensed in GCOA 70010 reported in the closing of DuPont GCAP for the Chemours FRB DU99250 during the six (6) months ended June 30, 2015.

(30) “Chemours Group” shall mean Chemours and each Person that is a direct or indirect Subsidiary of Chemours as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of Chemours after the Effective Time, and shall include the Chemours Business Units.

(31) “Chemours Group Landlord Property” shall mean Chemours Owned Real Property as to which the DuPont Group will enter into a lease or other agreement to conduct business operations after the Effective Time. A list of Chemours Group Landlord Property is set forth on Schedule 1.1(31).

(32) “Chemours Indemnitees” shall mean each member of the Chemours Group and each of their respective Affiliates from and after the Effective Time and each member of the Chemours Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents and each of the heirs, administrators, executors, successors and assigns of any of the foregoing.

(33) “Chemours Inventory” shall mean the amount of inventory dollars in GCOA 96065 reported in the closing of DuPont GCAP for the Chemours FRB DU99250 as of June 30, 2015.

(34) “Chemours Liabilities” shall mean any and all Liabilities relating (a) primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Chemours Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Chemours Group); (b) to the operation or conduct of any business conducted by any member of the Chemours Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Chemours Group); (c) to any Chemours Business Units or relating to, arising out of, or resulting from any Chemours Asset, whether arising before, on or after the Effective Time; or (d) certain Liabilities set forth on the Schedules enumerated below or referred to in the defined terms contained in this Section 1.1(34), including:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Chemours Group;

(ii) any and all Liabilities reflected on the Chemours Balance Sheet (other than liabilities related to the costs described in footnotes C, D and F therein, which were not liabilities of Chemours as of such date) or the accounting records supporting such balance sheet and any Liabilities incurred by or for Chemours or any member of the Chemours Group subsequent to the date of the Chemours Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Chemours Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Chemours Balance Sheet;

(iii) the liabilities set forth on Schedule 1.1(34)(iii);

(iv) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Chemours Business;

(v) any and all Chemours Assumed Environmental Liabilities;

(vi) any and all Liabilities relating to, arising out of or resulting from (A) the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(34)(vi) or (B) any operating group, business unit, operation, division, Subsidiary, line of business or investment of DuPont or any of its Subsidiaries primarily managed or otherwise operated at any time prior to the Effective Time by or on behalf of the Chemours Business or any Chemours Business Unit and sold, transferred or otherwise discontinued prior to the Effective Time (the entities, lines of business or investments in (A) and (B), each being a “Chemours Discontinued Operation”);

(vii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from (i) the Distribution Disclosure Documents, except to the extent specifically enumerated as a DuPont Liability on Schedule 1.1(34)(vii), and (ii) any Chemours Disclosure;

(viii) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Chemours Business by any Business Entity that is a DuPont Retained Business under this Agreement but has conducted the Chemours Business at any time prior to the Effective Time;

(ix) for the avoidance of doubt, and without limiting any other matters that may constitute Chemours Liabilities, any Liabilities primarily relating to, arising out of or resulting from any Action related to the Chemours Business or any Chemours Business Unit, including such Actions listed on Schedule 1.1(34)(ix);

(x) all Liabilities allocated to Chemours, as set forth in the site compliance plans agreed to with the Department of Homeland Security (“DHS”), regarding compliance with the Chemical Facility Anti-Terrorism Standards (CFATS; 6 CFR Part 27), as provided to Chemours as on or prior to the date hereof (the “CFATS Plans”); unless and except an alternative to any such CFATS Plans is otherwise agreed to by DHS subsequent to the date hereof; and

(xi) any and all other Liabilities (other than any Liabilities relating to Intellectual Property, Chemours Owned Real Property, or Chemours Leased Real Property) that are held by the Chemours Group or DuPont Group immediately prior to the Distribution that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as a Chemours Liability based on the principles set forth in this Section 1.1(34); provided, that no Liability shall be a Chemours Liability solely as a result of this clause (xi) unless a claim with respect thereto is made by DuPont on or prior to the date that is 18 months after the Distribution).

Notwithstanding the foregoing, the Chemours Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the DuPont Group, including any Liabilities specified in the definition of DuPont Retained Liabilities or (B) discharged pursuant to Section 2.2(c) of this Agreement.

(35) “Chemours Manufacturing Asset” shall mean any Assets used by Chemours to maintain and operate Chemours operations at Chemours Manufacturing Sites.

(36) “Chemours Manufacturing Sites” are those sites set forth on Schedule 1.1(36).

(37) “Chemours-Only Property” shall mean: (i) Chemours Owned Real Property (excluding Chemours Group Landlord Property); (ii) Chemours Leased Real Property (excluding DuPont Group Landlord Property); and (iii) Chemours Discontinued Property.

(38) “Chemours Unregistered Intellectual Property” shall mean all Chemours Unregistered Copyrights, Chemours Unregistered Trademarks, Chemours Engineering Models and Databases, Chemours Plant Operating Documents and Chemours IT Assets, excluding, in each case, any such Assets that are expressly contemplated by an IP Assignment Agreement to be retained or otherwise not to be Transferred by any member of the DuPont Group.

(39) “Commission” shall mean the United States Securities and Exchange Commission.

(40) “Company Policies” shall mean only those Policies specifically identified on Schedule 1.1(40) hereto.

(41) “Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Chemours, the Chemours Business, any Chemours Assets or any Chemours Liabilities or with respect to DuPont, the DuPont Retained Business, any DuPont Retained Assets or any DuPont Liabilities, including any such Information that was acquired by any Party after the Effective Time pursuant to Article VII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

(42) “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(43) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(43) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not be Third Party Agreements.

(44) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(45) “Contribution” shall mean the Transfer, directly or indirectly, of Assets from DuPont to Chemours and the Assumption of Liabilities, directly or indirectly, by Chemours pursuant to the Internal Reorganization or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement.

(46) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, and other documents entered into prior to the Effective Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(47) “Copolymer” shall mean polymers comprising copolymerized units resulting from copolymerization of two or more comonomers including dipolymers, terpolymers, tetrapolymers.

(48) “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds (including, with respect to the surety bonds set forth on Schedule 1.1(48), the allocable portion of the surety bonds as set forth on Schedule 1.1(48)), bankers acceptances, or other similar arrangements.

(49) “Debt-for-Debt Exchange” has the meaning set forth in the recitals.

(50) “Debt-for-Debt Exchange Parties” has the meaning set forth in the recitals.

(51) “Debt-for-Debt Indebtedness” has the meaning set forth in the recitals.

(52) “Distribution Agent” shall mean Computershare Trust Company, N.A.

(53) “Distribution Cash Amount Dispute Notice” has the meaning set forth in Section 2.13(b)(iii)

(54) “Distribution Cash Amount Statement” has the meaning set forth in Section 2.13(b)(i).

(55) “Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.

(56) “Distribution Date Cash Amount” has the meaning set forth in Section 2.13(b)(i).

(57) “Distribution Disclosure Documents” shall mean (i) the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Chemours’ employee benefit plans, in each case as filed or furnished by Chemours with or to the Commission in connection with the Distribution or filed or furnished by DuPont with or to the Commission solely to the extent such documents relate to Chemours, the Financing or the Distribution, and (ii) any Financing Documents.

(58) “Distribution Ratio” shall mean one share of Chemours Common Stock for every 5 shares of DuPont Common Stock.

(59) “DSS Services” has the meaning set forth in the IP Cross-License.

(60) “DuPont Asset Transferee” shall mean any DuPont Retained Business to which DuPont Retained Assets shall be or have been transferred, directly or indirectly, prior to the Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or otherwise in connection with the Internal Reorganization.

(61) “DuPont Common Stock” shall mean the common stock of DuPont, par value $0.30 per share.

(62) “DuPont Corporate Engineering Drawing Collection” is the comingled collection of drawings and schematics for both Chemours and DuPont operations located at an offsite storage location and described further in the Off-Site Storage Cost Sharing Agreement.

(63) “DuPont Engineering Standards and DuPont SHE Standards” means the (i) standards, protocols, processes, and policies, including the engineering guidelines which consist of that library of “how-to” guides for designing, constructing, maintaining, and operating facilities, and (ii) the DuPont Safety, Health, and Environmental Standards.

(64) “DuPont Group” shall mean (i) DuPont, the DuPont Retained Business and each Person that is a direct or indirect Subsidiary of DuPont as of immediately following the Distribution and (ii) each Business Entity that becomes a Subsidiary of DuPont after the Effective Time.

(65) “DuPont Group Landlord Property” shall mean any real properties owned by the DuPont Group as to which: (i) the Chemours Group will enter into a lease or other agreement to conduct business operations after the Effective Time; or (ii) the DuPont Group will undertake contract manufacturing on behalf of the Chemours Group. A list of the DuPont Group Landlord Property is set forth on Schedule 1.1(65).

(66) “DuPont Group Real Property” means any real properties owned, leased or operated by the DuPont Group as of the time immediately following the Distribution, including DuPont Group Landlord Property, but excluding Chemours Group Landlord Property.

(67) “DuPont Indemnitees” shall mean each member of the DuPont Group and each of their respective Affiliates from and after the Effective Time and each member of the DuPont Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Chemours Indemnitees.

(68) “DuPont Retained Assets” shall mean (i) any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by DuPont and/or any of its Subsidiaries, that are not Chemours Assets, and (ii) any and all Assets that are acquired or otherwise becomes an Asset of the DuPont Group after the Effective Time. DuPont Retained Assets shall include all DuPont Retained IP.

(69) “DuPont Retained Business” shall mean (i) those businesses operated by the DuPont Group before the Effective Time other than the Chemours Business, and (ii) those Business Entities or businesses acquired or established by or for any member of the DuPont Group after the Effective Time.

(70) “DuPont Retained IP” shall mean (i) all Intellectual Property other than Chemours Registered Intellectual Property and Chemours Unregistered Intellectual Property, (ii) any Intellectual Property licensed to Chemours pursuant to the IP Cross License, (iii) the DuPont Engineering Standards and the DuPont SHE Standards, and (iv) the DuPont Retained Names.

(71) “DuPont Retained Liabilities” shall mean any and all Liabilities of DuPont and each of its Subsidiaries that are not Chemours Liabilities.

(72) “DuPont Retained Names” shall mean the names and marks set forth in Schedule 1.1(72), and any Trademarks containing or comprising any of such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

(73) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(74) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between DuPont and Chemours, in the form attached hereto as Exhibit A.

(75) “Engineering Models and Databases” means (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(76) “Environmental Compliance Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including, without limitation, fines, penalties, mitigation damages and the costs and expenses (including, but not limited to, capital expenditures) required to address such actual or alleged violations or non-compliance, provided, that Environmental Compliance Liabilities do not include Liabilities that would also be considered Remediation Liabilities.

(77) “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(78) “Environmental Liabilities” means Remediation Liabilities, Environmental Compliance Liabilities, Hazardous Substance Damage Liabilities and Off-Site Environmental Liabilities.

(79) “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

(80) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(81) “Final Cash Amount” shall have the meaning set forth in Section 2.13(b)(v).

(82) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(83) “Financing” shall mean the consummation of the transaction described in items 1-4 on Schedule 1.1(27).

(84) “Financing Documents” shall mean any documents relating to the any debt or equity issuance of Chemours prior to the Distribution or otherwise relating to the Debt-for-Debt Indebtedness, the Debt-for-Debt Exchange or the Chemours Financing Arrangements, including any 144A preliminary and final offering memorandum, confidential information memorandum, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement (including the representations, warranties and covenants contained therein) and any other agreements or arrangements entered into in connection with the foregoing.

(85) “Fixed Cost Tax Rate” shall mean 70%.

(86) “Fluorinated Ionomer Products” shall mean fluorinated Copolymers containing pendant ion exchange groups or their precursors and containing at least 50% by weight fluorine comprised of (a) one or more nonfunctional fluoromonomers and (b) one or more fluorinated monomers providing an ion exchange group or its precursor, wherein the fluorinated Copolymers contain at least 25 weight% of at least one monomer selected from the group consisting of tetrafluoroethylene (TFE) , hexafluoropropylene (HFP), perfluorovinyl ethers, perfluoro-2,2-dimethyl-1,3-dioxole (PDD), perfluoro-2-methylene-4-methyl-1,3-dioxolane (PMD), perfluoro(allyl vinyl ether) and perfluoro(butenyl vinyl ether). Examples of the fluorinated monomers include: (i) perfluoro(3,6-dioxa-4-methyl-7-octenesulfonyl fluoride) (PSEPVE); (ii) perfluoro(3-oxa-4-pentenesulfonyl fluoride) (POPF); and (iii) methyl ester of perfluoro(4,7-dioxa-5-methyl-8-nonenecarboxylic acid) (PDMNM). Fluorinated Ionomer Products may be in hydrolyzed form containing ion exchange groups or unhydrolyzed form containing precursors to ion exchange groups and be in the form of resins, solutions, dispersions, films, membranes such as chloralki and fuel cell membranes and in fuel cell compositions and fuel cell components (such as catalyst ink compositions, catalyst coated membranes, and membrane and electrode assemblies (MEAs)).

(87) “Fluoropolymer” means a polymer containing carbon-fluorine bonds, including perfluorinated fluoropolymers (i.e., a hydrocarbon in which all hydrogen atoms have been replaced by fluorine atoms), partially fluorinated fluoropolymers, and Copolymers of a fluoromonomer with one or more fluorinated or non-fluorinated co-monomers.

(88) “Form 10” shall mean the registration statement on Form 10 (Registration No. 001-36794) filed by Chemours with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

(89) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(90) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(91) “Group” shall mean (i) with respect to DuPont, the DuPont Group and (ii) with respect to Chemours, the Chemours Group.

(92) “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

(93) “Hazardous Substance Damage Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of claims for personal or bodily injury (including claims for medical monitoring and associated costs therewith, including mandated scientific inquiries or panels), wrongful death, property damage or natural resources damage associated with the Release or threatened Release of Hazardous Substances to the environment or exposure to or presence of Hazardous Substances. Hazardous Substance Damage Liabilities do not include Remediation Liabilities or claims for injuries to persons or property from products sold by the Chemours Group or the DuPont Group or their respective predecessors.

(94) “Holographic Products” means (a) photosensitive holographic image recording films or (b) holographic products containing holographic images recorded in the films.

(95) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any Credit Support Instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(96) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(97) “Independent Accounting Firm” shall mean Ernst & Young LLP, or if such firm is not available or is unwilling to serve, then a mutually acceptable expert in public accounting upon which DuPont and Chemours mutually agree.

(98) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents, (ii) Patents and Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(99) “Information Statement” shall mean the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed to the holders of shares of DuPont Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(100) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(101) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(102) “Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(103) “Interior Laminations for Aircraft and Railcraft Surfaces” are films, coatings and laminates for use as or used as an interior or inward facing surface of an aircraft fuselage or a railcar.

(104) “Internal Reorganization” shall mean the allocation and transfer or assignment of assets and liabilities, including by means of the Conveyance and Assumption Instruments, resulting in (i) the Chemours Group owning and operating the Chemours Business, and (ii) the DuPont Group continuing to own and operate the DuPont Business, as described in the Steps Plan provided to Chemours by DuPont prior to the date hereof, as updated from time to time by DuPont at its sole discretion prior to the Distribution.

(105) “IP Assignment Agreements” means the Intellectual Property assignment agreements, in the form attached as Exhibit D.

(106) “IP Cross License” shall mean the Intellectual Property Cross License Agreement between DuPont and Chemours or one or more of their respective Affiliates, effective as of January 1, 2015 and attached hereto as Exhibit E.

(107) “IT Asset License” shall mean the IT Asset License Agreement between DuPont and Chemours or one or more of their respective Affiliates, effective as of January 1, 2015, which is attached hereto as Exhibit F.

(108) “IT Assets” shall mean all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(109) “IT TSA” shall mean the Information Technology Transition Services Agreement between DuPont and Chemours or one or more of their respective Affiliates, which is attached hereto as Exhibit G.

(110) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(111) “Legacy Engineering Drawings” are drawings and schematics of manufacturing processes or equipment or other components of such manufacturing process, which are identified by drawing number, and not otherwise available to Chemours, at Chemours Manufacturing Sites or in Chemours databases containing such drawings, which drawings are in the following form at the following location: (i) the drawings are in microform and are 35 mm film contained on aperture cards, stored in a secure Iron Mountain underground facility (ii) the microform is made available from Iron Mountain by an image on request process, and (iii) the name and address for the Iron Mountain secure underground facility is identified in the Off-Site Storage Cost-Sharing Agreement.

(112) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.

(113) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in the Wall Street Journal.

(114) “NYSE” shall mean the New York Stock Exchange.

(115) “Off-Site Environmental Liabilities” means any and all Liabilities relating to, resulting from or arising out of the Release, threatened Release, transport, disposal, recycling, reclamation, treatment or storage of Hazardous Substances, or the arrangement for same, at Off-Site Locations, including, without limitation, Remediation Liabilities, Environmental Compliance Liabilities and Hazardous Substance Damage Liabilities.

(116) “Off-Site Location” means any third party location that is not now nor has ever been owned, leased or operated by the DuPont Group or the Chemours Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property currently or formerly owned, leased or operated by the DuPont Group or the Chemours Group or their respective predecessors that has been impacted by Hazardous Substances Released from such properties.

(117) “Off-Site Storage Cost Sharing Agreement” shall mean that by and between DuPont and Chemours, as set forth as Exhibit H hereto.

(118) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(119) “Perfluorinated Elastomers” means (a) fluoro rubbers with less than or equal to one-half percent (≤ 0.5%) hydrogen content, by weight; (b) curative concentrates containing such fluoro rubbers; and (c) filled and unfilled compositions containing such fluoro rubbers and curatives; and any products (e.g., shapes and parts) made from such fluoro rubbers, curatives and compositions.

(120) “Permitted VF Activities” means CHEMOURS TT or CHEMOURS FC (or their respective permitted Chemours Sublicensees) (each as defined in the IP Cross-License) making, having made, selling, or offering for sale, or importing or exporting in connection therewith, Titanium Technologies Products, Fluorochemical Products and Chemical Solutions Products (each as defined in the IP Cross-License) only for CHEMOURS FC’s or CHEMOURS TT’s (or their respective permitted Chemours Sublicensees’) customers (and customers’ customers) use in making VF Products, in each case to the extent expressly permitted under and subject to the IP Cross-License.

(121) “Photovoltaic Module” means a device used to convert light to electricity that includes an array of individual solar cells containing photosensitive material (such as silicon), wiring or circuitry that transports energy from the cells out of the module, and layers that protect the solar cells and wiring or circuitry from external stresses and the surrounding environment.

(122) “Plant Operating Documents” means (a) plot plans, (b) construction, technical, engineering, electrical and instrument drawings, (c) process flow diagrams, (d) process control schematics, (e) standard operating procedures and (f) standard operating instructions.

(123) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(124) “Record Date” shall mean June 23, 2015, as shall be determined by the Board, as the record date for determining the holders of DuPont Common Stock entitled to receive Chemours Common Stock in the Distribution.

(125) “Record Holders” shall mean holders of DuPont Common Stock on the Record Date.

(126) “Records” shall mean any Contracts, documents, books, records or files.

(127) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(128) “Relevant Sites” shall mean the sites set forth on Schedule 1.1(128).

(129) “Remediation” shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances (including by way of vapor intrusion) so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to requests of any Governmental Authority for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(130) “Remediation Liabilities” shall mean any and all Liabilities relating to, resulting from or arising out of (i) Remediation of Hazardous Substances that are present or have been Released, or as to which there has been or is a threatened Release, at, in, on, under or migrating from or to any real property or facility, and (ii) natural resource damages associated with the presence or Release or threatened Release of Hazardous Substances in the environment.

(131) “Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

(132) “Security Interest” shall mean, except pursuant to the Financing, any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(133) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(134) “Target Chemours Accounts Payable Amount” shall mean the amount set forth on the Target GCAP Cash-Comparable Items Adjustment Schedule.

(135) “Target Chemours Accounts Receivable Amount” shall mean the amount set forth on the Target GCAP Cash-Comparable Items Adjustment Schedule.

(136) “Target Chemours Capital Expenditures” shall mean the amount set forth on the Target GCAP Cash-Comparable Items Adjustment Schedule.

(137) “Target Chemours Fixed Cost Amount” shall mean the amount set forth on the Target GCAP Cash-Comparable Items Adjustment Schedule.

(138) “Target Chemours Inventory Amount” shall mean the amount set forth on the Target GCAP Cash-Comparable Items Adjustment Schedule.

(139) “Target GCAP Cash-Comparable Items Adjustment Schedule” shall mean the items and GCAP amounts listed on Schedule 1.1(139).

(140) “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(141) “Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

(142) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between DuPont and Chemours, in the form attached hereto as Exhibit B.

(143) “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(144) “Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

(145) “Thermal Insulation Laminates and Blankets” means any composite material, that may include one or more films or layers, that is disposed on the inside of an aircraft or railcar and that acts as thermal insulation or a flame barrier (that can help prevent outside fire from penetrating into the aircraft or railcar or help prevent flame propagation so that the aircraft or railcar insulation will not spread fire).

(146) “Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Chemours Assets or Chemours Liabilities, or DuPont Retained Assets or DuPont Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II)

(147) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term Transferred shall have its correlative meaning.

(148) “Transition Services Agreement” shall mean the Transition Services Agreements by and between the Parties, which is attached hereto as Exhibit C.

(149) “VF Products” means

(i) with respect to Exclusive Fluoroelastomer Products, Exclusive Fluroplastics Products, Non-Exclusive Fluoroplastics Products, Exclusive Fluoro Finishes Products and Amorphous Fluoropolymer Products (all as defined in the Cross-License Agreement), any polymer(s) containing 10 or more mole % vinyl fluoride (VF) repeating units, or any compositions containing any polymer(s) containing 10 or more mole % VF repeating units; and

(ii) with respect to anything else, any polymer(s) containing 30 or more mole % vinyl fluoride (VF) repeating units, or any compositions containing any polymer(s) containing 30 or more mole % VF repeating units;

provided, however, that “VF Products” do not include Permitted VF Activities.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “DuPont” shall also be deemed to refer to the applicable member of the DuPont Group, references to “Chemours” shall also be deemed to refer to the applicable member of the Chemours Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by DuPont or Chemours shall be deemed to require DuPont or Chemours, as the case may be, to cause the applicable members of the DuPont Group or the Chemours Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof, including the completion of the Internal Reorganization.

Section 2.2 Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Internal Reorganization. Prior to the Effective Time, except for the Transfers set forth on Schedule 2.2(a), the Parties shall complete the Internal Reorganization.

(b) Transfer of Assets. At or prior to the Distribution (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) and Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i) DuPont shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective DuPont Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the DuPont Retained Assets and (B) Chemours and/or the respective Chemours Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Chemours Assets, and the applicable DuPont Asset Transferees and Chemours Asset Transferees shall accept from DuPont and the applicable members of the DuPont Group, all of DuPont’s and the other members’ of the DuPont Group’s respective direct or indirect rights, title and interest in and to the applicable Assets, including all of the outstanding shares of capital stock or other ownership interests.

(ii) Any costs and expenses incurred after the Effective Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be paid by the Parties as set forth on Schedule 10.5(a). Other than costs and expenses incurred in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Assumption of Liabilities. Except as pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Effective Time (i) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, DuPont shall, or shall cause a member of the DuPont Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the DuPont Retained Liabilities and (ii) pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, Chemours shall, or shall cause a member of the Chemours Group to, Assume all of the Chemours Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the DuPont Group or the Chemours Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (E) which entity is named in any Action associated with any Liability.

(d) Debt-For-Debt Exchange and Chemours Financing Cash Distribution. In exchange for the Contribution, Chemours shall (i) issue to DuPont 180,966,833 shares of Chemours Common Stock and the Debt-for-Debt Indebtedness, and (ii) make the Chemours Financing Cash Distribution.

(e) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract; provided that Section 2.6, to the extent provided therein, shall apply thereto.

(f) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the DuPont Group or Chemours Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any Subsidiary of the DuPont Group or Chemours Group, as applicable, is liable for any DuPont Retained Liability or Assumed Liability, respectively, by operation of law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the DuPont Group or Chemours Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume and such Liability in connection with Section 2.2(c).

Section 2.3 Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2(a) and (b):

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is listed on Schedule 2.3(a), (a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(d)), and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, a DuPont Retained Asset or Chemours Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than six (6) months after the Distribution Date (unless the term of Shared Contract ends at a later date, in which case for a period ending on such date), take such other reasonable and permissible actions to cause such member of the Chemours Group or the DuPont Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Chemours Business or the DuPont Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3; provided that the Party for which such Shared Contract is a DuPont Retained Asset or a Chemours Asset, as applicable, shall be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be, and (B) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, the Party for which such Shared Contract is, as applicable, a DuPont Retained Asset or Chemours Asset, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a).

(b) Each of DuPont and Chemours shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.4 Intercompany Accounts, Loans and Agreements.

(a) Except as set forth in Section 6.1(b), all intercompany receivables and payables (other than (x) intercompany loans (which shall be governed by Section 2.4(c)) (y) receivables or payables otherwise specifically provided for on Schedule 2.4(a), and (z) payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements) and intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the DuPont Group, on the one hand, and any member of the Chemours Group, on the other hand, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall continue to be outstanding after the Effective Time and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation or if such terms and conditions are not set forth in writing, such obligation shall be satisfied within 30 days of a written request by the beneficiary of such obligation given to the corresponding obligor thereunder, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an intercompany account.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by one Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

(c) Except as set forth on Schedule 2.4(c), each of DuPont or any member of the DuPont Group, on the one hand, and Chemours or any member of the Chemours Group, on the other hand, will settle with the other Party, as the case may be, all intercompany loans, including any promissory notes, owned or owed by the other Party on or prior to the Distribution, except as otherwise agreed to in good faith by the Parties in writing on or after the date hereof, it being understood and agreed by the Parties that all guarantees and Credit Support Instruments shall be governed by Section 2.10.

Section 2.5 Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Effective Time (other than as set forth on Schedule 2.5, pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than as set forth on Schedule 2.5, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 2.4 or Section 6.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiaries thereof discovered after the Effective Time, the Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts (other than Shared Contracts, which shall be governed solely by Section 2.3) to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member or members of the DuPont Group or the Chemours Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Effective Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 10.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to Assets and Liabilities described in Section 2.6(a), each of DuPont and Chemours shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)) from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.6(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6.

(d) At or prior to the Effective Time, each of DuPont and Chemours shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Date, DuPont and Chemours in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of DuPont or Subsidiary of Chemours, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.9 Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts (other than Shared Contracts, which shall be governed by Section 2.3) and Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 2.10), but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party will use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related third party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.9(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

Section 2.10 Guarantees; Credit Support Instruments.

(a) Except as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) DuPont shall (with the reasonable cooperation of the applicable member of the Chemours Group) use its reasonable best efforts to have each member of the Chemours Group removed as guarantor of or obligor for any DuPont Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to DuPont Retained Liabilities and (ii) Chemours shall (with the reasonable cooperation of the applicable member of the DuPont Group) use reasonable best efforts to have each member of the DuPont Group removed as guarantor of or obligor for any Chemours Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Chemours Liabilities.

(b) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty:

(i) of any member of the DuPont Group, Chemours shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Chemours would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Chemours Group, DuPont shall execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which DuPont would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If DuPont or Chemours is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) DuPont, to the extent a member of the DuPont Group has assumed the underlying Liability with respect to such guaranty or Chemours, to the extent a member of the Chemours Group has assumed the underlying Liability with respect to such guaranty, as the case may be, shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter and (iii) each of DuPont and Chemours, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guaranty, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

(d) DuPont and Chemours shall cooperate and Chemours shall use reasonable best efforts to replace all Credit Support Instruments issued by DuPont or other members of the DuPont Group on behalf of or in favor of any member of the Chemours Group or the Chemours Business (the “DuPont CSIs”) as promptly as practicable with Credit Support Instruments from Chemours or a member of the Chemours Group as of the Effective Time. With respect to any DuPont CSIs that remain outstanding after the Effective Time (i) Chemours shall, and shall cause the members of the Chemours Group to, jointly and severally indemnify and hold harmless the DuPont Indemnitees for any Liabilities arising from or relating to the such Credit Support Instruments, including, without limitation, any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such DuPont CSIs in accordance with the terms thereof, (ii) Chemours shall pay to DuPont a fee payable at the end of each calendar quarter based on a rate of 0.65% per annum on the average outstanding balance during such quarter of any outstanding DuPont CSIs and (iii) without the prior written consent of DuPont, Chemours shall not, and shall not permit any member of the Chemours Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, Contract or other obligation in connection with which DuPont or any member of the DuPont Group has issued any Credit Support Instruments which remain outstanding. Neither DuPont nor any member of the DuPont Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Chemours Group or the Chemours Business after the expiration of any such Credit Support Instrument.

Section 2.11 Disclaimer of Representations and Warranties.

(a) EACH OF DUPONT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE DUPONT GROUP) AND CHEMOURS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CHEMOURS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of DuPont (on behalf of itself and each member of the DuPont Group) and Chemours (on behalf of itself and each member of the Chemours Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.11(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both DuPont or any member of the DuPont Group, on the one hand, and Chemours or any member of the Chemours Group, on the other hand, are jointly or severally liable for any DuPont Liability or any Chemours Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) DuPont hereby waives compliance by itself and each and every member of the DuPont Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the DuPont Assets to DuPont or any member of the DuPont Group.

(d) Chemours hereby waives compliance by itself and each and every member of the Chemours Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Chemours Assets to Chemours or any member of the Chemours Group.

Section 2.12 Chemours Financing Arrangements. Prior to the Effective Time, Chemours shall enter into the Chemours Financing Arrangements, on such terms and conditions as agreed by DuPont in its sole discretion (including the amount that shall be borrowed pursuant to the Chemours Financing Arrangements and the terms and interest rates for such borrowings) and the Chemours Financing Arrangements shall have been consummated in accordance therewith. DuPont and Chemours shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to the Chemours Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Chemours Financing Arrangements. The Parties agree that Chemours, and not DuPont, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the DuPont Group or Chemours Group associated with the Chemours Financing Arrangements. It is the intent of the Parties that the Chemours Financing Cash Distribution is made in connection with the separation and Internal Reorganization, including the transfer of the Chemours Assets to Chemours in the Internal Reorganization whenever made.

Section 2.13 Cash Management; Cash Adjustment.

(a) From the date of this Agreement until the Distribution, DuPont and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Chemours Business and the Chemours Assets in accordance with the ordinary course operation of DuPont’s cash management systems. Notwithstanding the foregoing, it is the intention of DuPont and Chemours that, at the time of the Distribution, Chemours shall have a minimum Cash Equivalents balance, as would be reflected on the unaudited consolidated balance sheet of the Chemours Group as of the close of business on the date prior to the Distribution Date, of $200 million (the “Target Cash Amount”). Subject to any adjustment in accordance with this Section 2.13, all cash held by any member of the Chemours Group as of the Distribution shall be a Chemours Asset and all cash held by any member of the DuPont Group as of the Distribution shall be a DuPont Retained Asset.

(b) Preliminary Cash Adjustment.

(i) On or prior to August 1, 2015, DuPont shall prepare and deliver, or cause to be prepared and delivered, to Chemours a statement reflecting the amount of Cash Equivalents on the unaudited consolidated balance sheet of the Chemours Group as of the close of business on the date prior to the Distribution Date (giving effect to the Distribution, including the Chemours Financing Cash Distribution, and reflecting the terms and conditions of Article II of this Agreement) (the “Distribution Date Cash Amount”), including supporting account information (the “Distribution Cash Amount Statement”). The Distribution Cash Amount Statement shall be calculated in U.S. dollars and consistently with the historical practices used in calculating cash in DuPont.

(ii) Subject to the terms set forth in Section 7.6, in connection with the preparation of the Distribution Cash Amount Statement, DuPont shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and finance personnel and any other information of the members of Chemours Group that DuPont or its representatives reasonably request, and Chemours shall, and shall cause the members of the Chemours Group and their respective representatives and employees to, cooperate with DuPont and its representatives in connection therewith.

(iii) Chemours shall have ten (10) Business Days following receipt of the Distribution Cash Amount Statement to review such statement and to notify DuPont, in writing, if Chemours disputes any of the amounts set forth on the Distribution Cash Amount Statement (the “Distribution Cash Amount Dispute Notice”), specifying the reasons therefor in reasonable detail.

(iv) Subject to the terms set forth in Section 7.6, in connection with Chemours’ review of the Distribution Cash Amount Statement, Chemours and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by DuPont or its representatives in connection with its preparation of the Distribution Cash Amount Statement and to finance personnel of DuPont and any other information that Chemours or its representatives reasonably requests, and DuPont shall cooperate with Chemours and its representatives in connection therewith.

(v) In the event that Chemours shall deliver a Distribution Cash Amount Dispute Notice to DuPont, Chemours and DuPont shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Distribution Date Cash Amount shall be made in accordance with the written agreement of Chemours and DuPont. Subject to the terms set forth in Section 7.6, in connection with DuPont’s review of the Distribution Cash Amount Dispute Notice, DuPont and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Chemours or its representatives in connection with Chemours’ preparation of the Distribution Cash Amount Dispute Notice and to finance personnel of Chemours and any other information that DuPont or its representatives reasonably requests, and Chemours shall cooperate with DuPont and its representatives in connection therewith. If Chemours and DuPont are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Chemours and DuPont shall mutually agree in writing) of Chemours’ delivery of such Distribution Cash Amount Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and the final determination of such Independent Accounting Firm with regard to the matters referenced in the Distribution Cash Amount Dispute Notice shall be final and binding on the Parties as from the date rendered. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.13 shall be shared equally by DuPont and Chemours. The Independent Accounting Firm shall be instructed to complete the performance of its services as promptly as practicable, but in any event, no later than October 1, 2015. The Distribution Date Cash Amount, (i) if no Distribution Cash Amount Dispute Notice has been timely delivered by Chemours in accordance with Section 2.13(b)(iii), as originally submitted by DuPont, or (ii) if a Distribution Cash Amount Dispute Notice has been timely delivered by Chemours, the Distribution Date Cash Amount as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.13(b), shall be deemed to be the “Final Cash Amount.”

(vi) (A) if the Final Cash Amount exceeds the Target Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.13(d), shall be paid by Chemours to DuPont in accordance with Section 2.13(b)(vii) or (B) if the Target Cash Amount exceeds the Final Cash Amount, the amount of such excess, plus any interest accrued in accordance with Section 2.13(d), shall be paid by DuPont to Chemours in accordance with Section 2.13(b)(vii) (the amount of such increases or decreases, as the case may be, the “Preliminary Cash Adjustment”).

(vii) If payment is required to be made by Chemours in accordance with Section 2.13(b)(vi)(A), Chemours shall, no later than December 31, 2015, make payment to DuPont by wire transfer in immediately available funds of the amount payable by Chemours in an amount equal to the Preliminary Cash Adjustment. If payment is required to be made by DuPont in accordance with Section 2.13(b)(vi)(B), DuPont shall, within five (5) Business Days after the determination of the Final Cash Amount pursuant to this Section 2.13, make payment to the Chemours by wire transfer in immediately available funds of the amount payable by DuPont in an amount equal to the Preliminary Cash Adjustment.

(c) Secondary Adjustment for GCAP Cash-Comparable Items.

(i) On or prior to September 1, 2015, Chemours shall prepare and deliver, or cause to be prepared and delivered, to DuPont a statement, including supporting account information (the “Distribution GCAP Statement”) reflecting the amount of Chemours Accounts Receivable, Chemours Accounts Payable, Chemours Inventory, the Chemours Fixed Cost Amount, and Chemours Capital Expenditures, each as of the close of business on the date prior to the Distribution Date (giving effect to the Distribution, including the Chemours Financing Cash Distribution, and reflecting the terms and conditions of Article II of this Agreement) (the “Closing Chemours Accounts Receivable”, the “Closing Chemours Accounts Payable”, the “Closing Chemours Inventory”, the “Closing Chemours Fixed Cost Amount” and the “Closing Chemours Capital Expenditures”, respectively). The Distribution GCAP Statement shall be calculated in U.S. dollars and consistently with the historical practices used in calculating DuPont GCAP and the applicable GCOA inputs set forth in each of the definitions of Chemours Accounts Receivable, Chemours Accounts Payable, Chemours Inventory, Chemours Fixed Cost Amount, and Chemours Capital Expenditures, respectively. A sample DuPont GCAP statement is included as Exhibit I hereto. For the avoidance of doubt, any items included on Schedule 1.1(18) shall not be including in the GCAP Cash-Comparable Items Adjustment.

(ii) DuPont shall have ten (10) Business Days following receipt of the Distribution GCAP Statement to review such statement and to notify Chemours, in writing, if DuPont disputes any of the amounts set forth on the Distribution GCAP Statement (the “Distribution GCAP Statement Dispute Notice”), specifying the reasons therefor in reasonable detail.

(iii) Subject to the terms set forth in Section 7.6, in connection with DuPont’s review of the Distribution GCAP Statement, DuPont and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Chemours or its representatives in connection with its preparation of the Distribution GCAP Statement and to finance personnel of Chemours and any other information that DuPont or its representatives reasonably requests, and Chemours shall cooperate with DuPont and its representatives in connection therewith.

(iv) In the event that DuPont shall deliver a Distribution GCAP Statement Dispute Notice to Chemours, Chemours and DuPont shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Closing Chemours Accounts Receivable, the Closing Chemours Accounts Payable, the Closing Chemours Inventory, the Closing Chemours Fixed Cost Amount or the Closing Chemours Capital Expenditures shall be made in accordance with the written agreement of Chemours and DuPont. Subject to the terms set forth in Section 7.6, in connection with Chemours’ review of the Distribution GCAP Statement Dispute Notice, Chemours and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by DuPont or its representatives in connection with DuPont’s preparation of the Distribution GCAP Statement Dispute Notice and to finance personnel of DuPont and any other information that Chemours or its representatives reasonably requests, and DuPont shall cooperate with Chemours and its representatives in connection therewith. If Chemours and DuPont are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Chemours and DuPont shall mutually agree in writing) of DuPont’s delivery of such Distribution GCAP Statement Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and the final determination of such Independent Accounting Firm with regard to the matters referenced in the Distribution GCAP Statement Dispute Notice shall be final and binding on the Parties as from the date rendered. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.13(c) shall be shared equally by DuPont and Chemours. The Independent Accounting Firm shall be instructed to complete the performance of its services as promptly as practicable, but in any event, no later than December 1, 2015. The Closing Chemours Accounts Receivable, the Closing Chemours Accounts Payable, the Closing Chemours Inventory, the Closing Chemours Fixed Cost Amount or the Closing Chemours Capital Expenditures, (i) if no Distribution GCAP Statement Dispute Notice has been timely delivered by DuPont in accordance with Section 2.13(c)(ii), as originally submitted by Chemours, or (ii) if a Distribution GCAP Statement Dispute Notice has been timely delivered by DuPont, as adjusted pursuant to the resolution of such dispute in accordance with this Section 2.13(c), shall be deemed to be the “Final Chemours Accounts Receivable,” the “Final Chemours Accounts Payable,” the “Final Chemours Inventory,” the “Final Chemours Fixed Cost Amount” and the “Final Chemours Capital Expenditures,” respectively.

(v) If the sum of (A) the Final Chemours Accounts Receivables minus the Target Chemours Accounts Receivable Amount, plus (B) the Target Chemours Accounts Payable Amount minus the Final Chemours Accounts Payable, plus (C) the Final Chemours Inventory minus the Target Chemours Inventory, plus (D) the product of (x) the Final Chemours Fixed Cost Amount minus the Target Chemours Fixed Cost Amount multiplied by (y) the Fixed Cost Tax Rate, plus (E) the Final Chemours Capital Expenditures minus the Target Chemours Capital Expenditures is a positive number, such amount (the “Final GCAP Cash-Comparable Items Adjustment Amount” and, together with the Preliminary Cash Adjustment, the “Cash Adjustment”), plus any interest accrued in accordance with Section 2.13(d), shall be paid by Chemours to DuPont in accordance with Section 2.13(c)(vi). If the sum of the foregoing (A) through (E) is not a positive number, no payment shall be made by either Party in accordance with this Section 2.13(c).

(vi) Chemours shall, upon the determination of the Final GCAP Cash-Comparable Items Adjustment Amount pursuant to this Section 2.13(c), but in any event no later than December 31, 2015, make payment to the other by wire transfer in immediately available funds of the amount payable by Chemours in accordance with Section 2.13(c)(v)

(d) Any payments made by Chemours or DuPont with respect to the Cash Adjustment shall accrue interest from the Distribution Date to the date of payment at a rate equal to LIBOR. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Distribution Date. Any payment made in accordance with this Section 2.13 shall be treated in accordance with the terms of Section 10.21.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1 Organizational Documents. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and bylaws filed by Chemours with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.

Section 3.2 Directors. At or prior to the Effective Time, DuPont shall take all necessary action to cause the board of directors of Chemours to include, at the Effective Time, the individuals identified in the Information Statement as director nominees of Chemours.

Section 3.3 Officers. At or prior to the Effective Time, DuPont shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of Chemours as of the Effective Time.

Section 3.4 Resignations and Removals.

(a) On or prior to the Distribution Date or as soon thereafter as practicable, (i) DuPont shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Chemours Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Chemours Group in which they serve, and (ii) Chemours shall cause all its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the DuPont Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. At or prior to the Effective Time, DuPont and Chemours shall enter into, and/or (where applicable) shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividend to DuPont Stockholders; Distribution. On or prior to the Effective Time, in connection with the Distribution, including the transfer of the Chemours Assets to the Chemours Group in the Internal Reorganization whenever made, Chemours shall issue to DuPont as a stock dividend such number of shares of Chemours Common Stock (or DuPont and Chemours shall take or cause to be taken such other appropriate actions to ensure that DuPont has the requisite number of shares of Chemours Common Stock) as may be requested by DuPont after consultation with Chemours in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by DuPont) all of the issued and outstanding shares of Chemours Common Stock. Subject to the conditions and other terms set forth in this Article IV, DuPont shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Chemours Common Stock to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For Record Holders who own DuPont Common Stock through a broker or other nominee, their shares of Chemours Common Stock will be credited to their respective accounts by such broker or nominee. No action by any Record Holder (or such Record Holder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of Chemours Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Record Holders who, after aggregating the number of shares of Chemours Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Chemours Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Chemours Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Chemours Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Chemours Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. DuPont shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of DuPont, Chemours or the applicable Distribution Agent will guarantee any minimum sale price for the fractional shares of Chemours Common Stock. Neither DuPont nor Chemours will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of DuPont or Chemours.

Section 4.3 Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, Chemours shall file such amendments and supplements to its Form 10 as DuPont may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or foreign securities Laws. DuPont shall, or at DuPont’s election, Chemours shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of DuPont Common Stock, at such time on or prior to the Distribution Date as DuPont shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning Chemours, its business, operations and management, the transaction contemplated herein and such other matters as DuPont shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from DuPont, Chemours shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that DuPont reasonably determines is necessary or desirable to effectuate the Distribution, and DuPont and Chemours shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Chemours shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Chemours.

(c) To the extent not already approved and effective, Chemours shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on the NYSE of the Chemours Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) To the extent not already completed, Chemours shall use its commercially reasonable efforts to take all necessary actions to effect the issuance of the Debt-for-Debt Indebtedness, complete the Debt-for-Debt Exchange, and take all other actions to effectuate the transactions contemplated by the Chemours Financing Arrangements, pursuant to the terms and conditions of the agreements governing the foregoing.

(e) Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of Chemours’ Form 10 or Information Statement to DuPont.

Section 4.4 Sole Discretion of DuPont. DuPont, in its sole and absolute discretion, shall determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, DuPont may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, DuPont shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of DuPont or its stockholders, that a sale or other alternative is in the best interests of DuPont or its stockholders or that it is not advisable at that time for Chemours Business to separate from DuPont.

Section 4.5 Conditions to Distribution. Subject to Section 4.4, the obligation of DuPont to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by DuPont, in its sole and absolute discretion, of the following conditions. None of Chemours, any other member of the Chemours Group, or any third party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination made by DuPont prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto. The conditions are for the sole benefit of DuPont and shall not give rise to or create any duty on the part of DuPont or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a) the making of the Chemours Financing Cash Distribution, and the determination by DuPont in its sole discretion that following the separation it will have no further liability or obligation whatsoever under any financing arrangements that Chemours will be entering into in connection with the separation;

(b) the Commission shall have declared effective the Form 10, of which the information statement forms a part, and no stop order relating to the registration statement will be in effect, no proceedings seeking such stop order shall be pending before or threatened by the Commission, and the information statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of DuPont Common Stock;

(c) the Chemours Common Stock shall have been approved and accepted for listing by the NYSE, subject to official notice of issuance;

(d) the receipt and continued validity of the private letter ruling from the U.S. Internal Revenue Service and the opinion of DuPont tax counsel, in form and substance acceptable to DuPont, substantially to the effect that, among other things, the Contribution and Distribution will, based upon and subject to the assumptions, representations and qualifications set forth therein, qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code, and certain transactions related to the transfer of assets and liabilities to Chemours in connection with the separation will not result in the recognition of any gain or loss to DuPont, Chemours or their stockholders;

(e) the receipt of an opinion from an independent appraisal firm to the Board confirming the solvency of each of DuPont and Chemours after the Distribution and, as to the compliance by DuPont in declaring to pay the Distribution, with surplus requirements under Delaware corporate law, that is in form and substance acceptable to DuPont in its sole discretion;

(f) all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received;

(g) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of DuPont shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(h) the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as DuPont in its sole discretion shall have determined need not be completed or may be completed after the Effective Time;

(i) the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(j) DuPont shall have elected the board of directors of Chemours, as described in the Form 10, immediately prior to the Distribution;

(k) Chemours shall have entered into all Ancillary Agreements in connection with the Distribution and certain financing arrangements prior to or concurrent with the Distribution; and

(l) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of DuPont or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Cooperation. From and after the Effective Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement or the applicable site services agreements or as otherwise set forth herein (including, but not limited to, complying with Articles VI, VII and IX) and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement or the applicable site services agreements, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 5.2 Retained Names.

(a) Except for the use of DuPont Retained Names set forth on Schedule 5.2, no later than twenty (20) days following the Distribution Date, Chemours shall, and shall cause the members of the Chemours Group, to change their names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove any reference to the DuPont Retained Names. Following the Distribution Date, Chemours shall, and shall cause the members of the Chemours Group, to, as soon as practicable, but in no event later than eighteen (18) months following the Distribution Date, cease to (i) make any use of any DuPont Retained Names, and (ii) hold themselves out as having any affiliation with DuPont or any members of the DuPont Group. In furtherance thereof, as soon as practicable but in no event later than eighteen (18) months following the Distribution Date, Chemours shall, and shall cause the members of the Chemours Group, to remove, strike over, or otherwise obliterate all DuPont Retained Names from all assets and other materials owned by or in the possession of any member of the Chemours Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Chemours shall promptly after the Distribution Date post a disclaimer in a form and manner reasonably acceptable to DuPont on the “www.Chemours.com” website informing its customers that as of the Effective Time and thereafter Chemours, and not DuPont, is responsible for the operation of the Chemours Business, including such website and any applicable services. Any use by the members of the Chemours Group of any of the DuPont Retained Names as permitted in this Section 5.2(a) is subject to their use of the DuPont Retained Names in a form and manner, and with standards of quality, of that in effect for the DuPont Retained Names as of the Distribution Date. Chemours and the members of the Chemours Group shall not use the DuPont Retained Names in a manner that may reflect negatively on such name and marks or on DuPont or any member of the DuPont Group. Upon expiration or termination of the rights granted to the Chemours Group pursuant to this Section, Chemours hereby assigns, and shall cause the other members of the Chemours Group to assign, to DuPont their rights (if any) to any Trademarks forming a part of or associated with the DuPont Retained Names. DuPont shall have the right to terminate the foregoing license, effective immediately, if any member of the Chemours Group fails to comply with the foregoing terms and conditions or otherwise fails to comply with any reasonable direction of DuPont in relation to use of the DuPont Retained Names. Chemours shall indemnify, defend and hold harmless DuPont and the members of the DuPont Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Chemours Group of the DuPont Retained Names pursuant to this Section 5.2(a).

(b) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, DuPont and the members of the DuPont Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 5.2.

Section 5.3 CFATS Plan Compliance. From and after the date of this Agreement, Chemours shall take any and all actions as required by the CFATS Plans associated with their chemicals of interest, including the payment of costs and expenses associate therewith, for the periods as set forth in such plans. To the extent DuPont owns any chemicals of interest at Shared Sites, DuPont will cooperate with Chemours to the extent necessary to comply with the CFATS regulations. Notwithstanding anything to the contrary in this Agreement, with regard to any actions to be taken with regard to CFATS compliance, in the event of any conflict between this Agreement, on the one hand, and any site services agreement, on the other hand, the terms and conditions of the applicable site services agreement shall govern.

Section 5.4 Non-Competition. Commencing on and for a period of five (5) years following the Effective Time (the “Non-Competition Period”), Chemours shall not, and shall cause the other members of the Chemours Group not to, directly or indirectly, develop, design, manufacture, have manufactured, market, distribute, offer for sale or sell, or otherwise engage in any activities related to any Products or Services or hold any ownership interest in any Person who engages in, or license any rights to or otherwise assist any Person to engage in, such activities (the “Prohibited Activities”).

(a) For purposes of this Section 5.4, “Products or Services” shall mean each of:

(i) Fluoropolymers and Fluoropolymer containing films (single or multi-layer) (a) for Backsheets for Photovoltaic Modules, (b) for Aircraft and Railcraft Surfaces and (c) for use in Holographic Products;

(ii) Perfluorinated Elastomers;

(iii) Fluorinated Ionomer Products for use in any layer coupled to the backplane of Organic Light Emitting Diodes (OLEDs) and OLED Displays;

(iv) VF Products; and

(v) DSS Services.

(b) Notwithstanding the foregoing, the parties agree that nothing herein shall prohibit Chemours from:

(i) acquiring or investing in any Person, or the assets thereof, if less than five percent (5%) of each of the gross revenues, assets and income of such Person or assets (based on such Person’s latest annual audited consolidated financial statements) are related to or were derived from any of the Prohibited Activities; provided, that either (x) upon the consummation of any such acquisition or investment, Chemours shall, from and after the consummation of such acquisition or investment, cease, or cause to be ceased, all operations with regard to any Prohibited Activities and shall not, and shall agree, from and after the time of consummation of the acquisition or investment, not to, use, accept or hold for use, integrate into Chemours, or otherwise have any access to, any Assets or Intellectual Property used or held for use with respect to any Prohibited Activities and to decommission any such Assets or Intellectual Property, and Chemours shall deliver a certificate to DuPont upon the consummation of such acquisition or investment certifying that they have complied with this Section 5.4(b)(i)(x), or (y) as soon as reasonably practicable, but in any case within one year of such acquisition, Chemours or any members of the Chemours Group shall enter into a definitive agreement to divest themselves of all or substantially all of the assets or operations so acquired that are engaged in any of the Prohibited Activities (and use commercially reasonable efforts to consummate such transaction as soon as reasonably practicable thereafter); provided, that such divesture is consummated as soon as reasonably practicable, but in any case, within one year of entering into such definitive agreement. To the extent Chemours determines to divest any such business or Assets in accordance with the preceding Section 5.4(b)(i)(y), during the time prior to the consummation of such divestiture, Chemours shall take all actions to hold separate and not otherwise integrate into the Chemours, shall not have any separate access to, and shall not in any way use or accept for use, or otherwise receive access to any Assets or Information of the Person with regard to the Products or Services; or

(ii) acquiring or investing in any equity interest in any Person by any bona fide employee benefit plan of Chemours.

(c) To the extent that any third party acquires, directly or indirectly, any Chemours Assets (other than acquisitions of inventory in the ordinary course of business of Chemours outside of the Prohibited Activities) or Information (including Information known by employees of Chemours that become employed by such third-party acquiror or its Affiliates by virtue of the underlying transaction) that relate to, or are used or useful in, directly or indirectly, any Prohibited Activities, such third party acquiror and its Affiliates (including any direct or indirect parent companies or equityholder entities) (collectively, the “Non-Compete Acquirors”) shall agree in writing, upon the consummation of such transaction, to be bound by, and shall be bound by, the terms of this Section 5.4 with regard to any and all Products or Services and shall not engage in, and shall cease any and all Prohibited Activities, including any such Prohibited Activities that were initiated before or independently of such acquisition of Chemours Assets or Information; provided that if the Chemours Assets or Information acquired in any such transaction relates only to specific Products or Services, the limitations of this Section 5.4 on any Non-Compete Acquiror shall only be applicable with regard to such specific Products or Services.

(d) Notwithstanding anything to the contrary contained herein (including Section 5.4(c)), to the extent any Non-Compete Acquiror acquires, directly or indirectly, (i) greater than 50% of both the voting power and equity interests of Chemours or (ii) a majority of the Chemours Assets, such Non-Compete Acquirors shall agree in writing, upon the consummation of such transaction, to be bound by, and shall be bound by, the provision of this Section 5.4, and shall cease any and all Prohibited Activities, including any such Prohibited Activities that were initiated before or independently of such acquisition of Chemours Assets or Information.

(e) With regard to any transaction consummated in accordance with Sections 5.4(c) or (d), DuPont shall be named as an intended third-party beneficiary with respect to such transaction, with rights of direct enforcement with respect to the matters addressed in this Section 5.4. Any transaction undertaken by Chemours in violation of this Section 5.4 shall be null and void ab initio.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VI:

(i) DuPont, for itself and each member of the DuPont Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the DuPont Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Chemours and the other members of the Chemours Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the Chemours Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all DuPont Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “DuPont Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Chemours Groups in respect of any DuPont Released Liabilities; provided, however, that nothing in this Section 6.1(a)(i) shall relieve any Person released in this Section 6.1(a)(i) who, after the Effective Time, is a director, officer or employee of any member of the Chemours Group and is no longer a director, officer or employee of any member of the DuPont Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Chemours Group after the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit DuPont, any member of the DuPont Group, or their respective Affiliates from commencing any Actions against any Chemours officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of DuPont Know-How or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) Chemours, for itself and each member of the Chemours Group, its Affiliates as of the Effective Time and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of the Chemours Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge DuPont and the other members of the DuPont Group, its Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of the DuPont Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Chemours Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Internal Reorganization and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Chemours Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the DuPont Group in respect of any Chemours Released Liabilities; provided, however that for purposes of this Section 6.1(a)(ii), the members of the Chemours Group shall also release and discharge any officers or other employees of any member of the DuPont Group, to the extent any such officers or employees served as a director or officer of any members of the Chemours Group prior to the Distribution, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the Chemours Group, prior to the date of the Distribution, including actions or failures to take action that may be deemed to have been negligent or grossly negligent.

(b) Nothing contained in this Agreement, including Section 6.1(a), Section 2.4(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 6.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to DuPont, any DuPont Retained Liability and (B) with respect to Chemours, any Chemours Liability;

(ii) any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability with respect to any Continuing Arrangements;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 6.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability.

In addition, nothing contained in Section 6.1(a) shall release DuPont from indemnifying any director, officer or employee of Chemours who was a director, officer or employee of DuPont or any of its Affiliates prior to the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Chemours Liability, Chemours shall indemnify DuPont for such Liability (including DuPont’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d) If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

Section 6.2 Indemnification by DuPont. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, DuPont shall indemnify, defend and hold harmless the Chemours Indemnitees from and against any and all Indemnifiable Losses of the Chemours Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the DuPont Retained Liabilities, including the failure of any member of the DuPont Group or any other Person to pay, perform or otherwise discharge any DuPont Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Effective Time, (b) any DuPont Retained Asset or DuPont Retained Business, whether arising prior to, on or after the Effective Time, or (c) any breach by DuPont of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3 Indemnification by Chemours. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Chemours shall and shall cause the other members of the Chemours Group, until such time that any such member has been sold or otherwise transferred in connection with a Disposition Event, to indemnify, defend and hold harmless the DuPont Indemnitees from and against any and all Indemnifiable Losses of the DuPont Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Chemours Liabilities, including the failure of any member of the Chemours Group or any other Person to pay, perform or otherwise discharge any Chemours Liability in accordance with its respective terms, whether prior to, on or after the Effective Time, (b) any Chemours Asset or Chemours Business, whether arising prior to, on or after the Effective Time, or (c) any breach by Chemours of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. For purposes of this Agreement, “Disposition Event” shall mean, with respect to any direct or indirect Subsidiary of Chemours, the consummation of any transaction or series of related transactions with regard to such Subsidiary resulting in both (i) Chemours directly or indirectly owning less than 50% of both the voting power and equity interests of such Subsidiary and (ii) receipt of cash consideration by a member of the Chemours Group, provided that such cash consideration shall have been determined, in the good faith judgment of the board of directors of Chemours, to be fair value for the stock or assets sold in any such transaction.

Section 6.4 Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b), each DuPont Indemnitee and Chemours Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 6.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) 2 Business Days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 6.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.1(34)(ix).

(c) Other than in the case of (i) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 6.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 6.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 6.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 7.6, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VI shall be resolved in accordance with Article VIII.

(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 6.4, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article VI shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 6.4 to give a notice with respect to any Third Party Claim that exists as of the Effective Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly DuPont Liabilities and partly Chemours Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 6.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 6.4

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against Chemours relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Effective Time or (ii) where the resolution of such Action by order, judgment, settlement or otherwise, could include any condition, limitation or other stipulation that could, in the reasonable judgment of DuPont, adversely impact the conduct of the DuPont Retained Businesses or result in an adverse change to DuPont at shared locations where Chemours and DuPont have operating agreements, governmental permits or joint obligations to a Governmental Entity with interdependencies or at non-shared locations where the resolution of such Action may have precedential adverse effect on then current DuPont operating agreements, governmental permits or independent obligations to a Governmental Entity, DuPont shall have, at DuPont’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by Chemours to any Third Party involved in such Action (including any Governmental Entity), to the extent that DuPont’s participation does not affect any privilege in a material and adverse manner; provided that to the extent that any such action requires the submission by Chemours of any content relating to any current or former officer or director of DuPont, such content will only be submitted in a form approved by DuPont in its reasonable discretion. With regard to the matters specified in the preceding clauses (i) and (ii), DuPont shall have a right to consent to any compromise or settlement related thereto.

(c) Each of DuPont and Chemours agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 6.6 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnified Party for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Indemnified Party with respect to any Indemnifiable Loss such proceeds shall be reduced by the present value, based on that Party’s then cost of short term borrowing of future premium increases known at such time) and (ii) net of any proceeds actually received by the Indemnitee from any third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 6.8 Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Chemours and each other member of the Chemours Group, on the one hand, and DuPont and each other member of the DuPont Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in the Distribution Disclosure Documents or other securities law filing, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Chemours Business of a member of the Chemours Group, on the one hand, or the DuPont Business or a member of the DuPont Group, on the other hand.

Section 6.9 Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity agreements contained in this Article VI shall survive the Distribution.

(b) The rights and obligations of any member of the DuPont Group or any member of the Chemours Group, in each case, under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities and (ii) except for any indemnification obligations of any Chemours Indemnitee (other than Chemours) that is the subject of a Disposition Event, any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 6.10 Environmental Matters.

(a) Exchange of Information. Without limiting any other provision of this Agreement, each of DuPont and Chemours agrees to provide, or cause to be provided, at any time before, on, or after the Effective Time, as soon as reasonably practicable after written request therefore, reasonable access to any non-privileged information in the possession or under the control of such respective Group and reasonable access to its employees to the extent that (i) such information relates to, or such employees have relevant knowledge regarding, specific alleged Environmental Liabilities, including the requesting party’s alleged or potential link to environmental contamination at an Off-Site Location or real property that was allegedly owned or operated by the DuPont Group and any operating group, business unit, division, Subsidiary, line of business or investment of DuPont or any of its Subsidiaries (including any member of the Chemours Group) prior to the Effective Time; or (ii) such information relates to, or such employees have relevant knowledge regarding, the impact that any alleged Environmental Liability could have on the operations, activities or liability exposure of the requesting party; and (iii) the information and access to employees can be provided without significant disruption to the Group’s business or operations.

(b) Substitution.

(i) Chemours shall use its best efforts to obtain any consents, transfers, assignments, assumptions, waivers, or other legal instruments necessary to cause Chemours or the appropriate subsidiary of Chemours to be fully substituted for DuPont or other member of the DuPont Group with respect to: (i) any order, decree, judgment, agreement or Action with respect to Chemours Assumed Environmental Liabilities that are in effect as of the Effective Time; or (ii) Environmental Permits, financial assurance obligations or instruments, or other environmental approvals or filings associated with the Chemours Assets. Chemours shall inform the applicable Governmental Entity about its assumption of the Environmental Liabilities associated with the matters listed on Section 6.10(b) and request that the Governmental Entities direct all communications, requirements, notifications and/or official letters related to such matters to Chemours. DuPont shall use its best efforts to provide necessary assistance or signatures to Chemours to achieve the purposes of this section.

(ii) Until such time as Chemours and DuPont complete the substitutions outlined in Section 6.10(b)(i) above, Chemours shall comply with all applicable Environmental Laws, including all reporting obligations, and the terms and conditions of all orders, decrees, judgments, agreements, actions, Environmental Permits, financial assurances, obligations, instruments or other environmental approvals or filings that remain in DuPont’s name relating to the Chemours Assets and the Chemours Assumed Environmental Liabilities

(c) Responsibility for Management of Certain Environmental Liabilities. Notwithstanding anything to the contrary in this Agreement, the following provisions shall govern the management and administration of the specified Remediation Liabilities and Environmental Compliance Liabilities referred to therein:

(i) Remediation Liabilities at DuPont Group Real Property. With respect to Remediation Liabilities at DuPont Group Real Property that are, in whole or in part, Chemours Assumed Environmental Liabilities, DuPont shall be responsible for the management and control of any such Remediation, including, without limitation, the defense of any Action related to such matter and the selection of the remedial action; provided, that DuPont shall (x) reasonably take into account any ongoing Chemours operations at such property in the performance of the Remediation and shall, to the extent commercially reasonable, select remedies and implement the remedial action in a manner that will not unreasonably interfere with Chemours’ operations and (y) select cost effective remedies that achieve compliance with applicable Environmental Law and are protective of the health and safety of employees and other Persons, taking into account the operational needs of DuPont, Chemours and any other tenants or operators at said property. DuPont shall provide Chemours with copies of all material reports and correspondence relating to such Remediation Liabilities; will give Chemours copies of material draft plans and reports and provide Chemours with a reasonable opportunity to comment on said plans and reports prior to submission to third parties, including Governmental Entities, taking into account any deadlines for the submission of such plans and reports; and will be available to meet with representatives of Chemours to discuss the Remediation. The foregoing requirements shall be in addition to any other specific obligations with respect to the performance of Remediation required of DuPont that is set forth in any lease or similar site-specific agreement between DuPont and Chemours. For purposes of clarification and subject to the limitations imposed by this subsection, DuPont’s management and implementation of any such Remediation shall not relieve Chemours of its responsibility for any Indemnifiable Losses of DuPont that result from any Chemours Liabilities.

(ii) Remediation Liabilities at Chemours Group Landlord Property. With respect to Remediation Liabilities at Chemours Group Landlord Properties that are Chemours Assumed Environmental Liabilities, Chemours shall be responsible for the management and control of any such Remediation, including any Remediation that is required that is within the premises leased by DuPont. Chemours’ management and control of any Remediation includes, without limitation, the defense of any Action related to such matter and the selection of the remedial action except to the extent that such Action includes an allegation of criminal liability. Chemours shall reasonably take into account any ongoing DuPont operations at the said property in the performance of the Remediation and shall select remedies and implement the remedial action in a manner that will not unreasonably interfere with DuPont’s operations. With respect to any Remediation that impacts or could impact premises leased by DuPont or DuPont’s operations, Chemours shall provide DuPont with copies of all material reports and correspondence relating to such Remediation; will give DuPont copies of material draft plans and reports and provide DuPont with a reasonable opportunity to comment on said plans and reports prior to submission to third parties, including Governmental Entities, taking into account any deadlines for the submission of such plans and reports; will allow DuPont to participate in meetings and other communications with other Persons, including Governmental Entities; and will be available to meet with representatives of DuPont to discuss the Remediation. The foregoing requirements shall be in addition to any other specific obligations with respect to the performance of Remediation required of Chemours that is set forth in any lease or similar site-specific agreement between DuPont and the Chemours Group.

(iii) Environmental Compliance Liabilities. DuPont shall be responsible for the management and control of Environmental Compliance Liabilities that are DuPont Retained Liabilities and Chemours shall be responsible for the management and control of Environmental Compliance Liabilities that are Chemours Assumed Environmental Liabilities. Section 6.5 of this Agreement shall apply to Environmental Compliance Liabilities that implicate both Parties, provided, that each Party shall make the final determination with respect to corrective actions to be taken that relate to their respective operations, subject to any approvals or agreements that may be required with other Persons, including Governmental Entities, so long as such corrective action does not impact or interfere with the operations of the other Party; provided that if such action does so impact or interfere and the Parties cannot reach an agreement thereto, such final determination with respect to corrective actions will be subject to the dispute resolution mechanics with regard to environmental proceedings in Article VIII.

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 7.1 Preservation of Corporate Records.

(a) Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.

(b) Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at such parties sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to DuPont’s applicable record retention policy as in effect immediately prior to the Distribution, including, without limitation, pursuant to any “Litigation Hold” issued by DuPont or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the DuPont Group or Chemours Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the DuPont Group or Chemours Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the DuPont Group or Chemours Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The parties hereto agree that upon written request from the other that certain Information relating to the Chemours Business, the Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting party.

(c) DuPont and Chemours intend that any transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

Section 7.2 Financial Statements and Accounting. Each Party agrees to provide the following reasonable assistance and, subject to Section 7.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 7.2, from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2015, (i) in connection with the preparation and audit of each Party’s quarterly and annual financial statements for the fiscal years ended December 31, 2015, and the filing of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Notwithstanding the foregoing, in the event that either Party changes its independent auditors within one (1) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 7.2 for a period of up to one hundred and eighty (180) days from such change. Without limiting the foregoing and from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2015, each Party agrees as follows:

(a) Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 7.6, each Party shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission.

(b) Current, Quarterly and Annual Reports. At least three (3) Business Days prior to the earlier of public dissemination or filing with the Commission, each Party shall deliver to the other Party, a reasonably complete draft of any earnings news release, any filing with the Commission containing financial statements, including, but not limited to current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3, provided, further, that, to the extent Chemours’ 2016 proxy statement discusses DuPont compensation programs, Chemours shall substantially conform its 2016 proxy statement, as the case may be, to be filed with the Commission to DuPont’s proxy statement for the applicable period. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Form 10 or the Form 8-K to be filed by DuPont with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable Annual Reports.

(c) Nothing in this Article VII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(d) The Parties acknowledge that Information provided under this Section 7.2 may constitute material, nonpublic information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities laws.

Section 7.3 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Chemours for specific and identified Information:

(i) that (x) primarily relates to Chemours or the Chemours Business, as the case may be, prior to the Effective Time or (y) is necessary for Chemours to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which DuPont and/or Chemours are parties, DuPont shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Chemours has a reasonable need for such originals) in the possession or control of DuPont or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Chemours; provided that, to the extent any originals are delivered to Chemours pursuant to this Agreement or the Ancillary Agreements, Chemours shall, at its own expense, return them to DuPont within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that DuPont, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, DuPont shall not be obligated to provide such Information requested by Chemours;

(ii) that (x) is required by Chemours with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Chemours (including under applicable securities laws) by a Governmental Entity having jurisdiction over Chemours, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, DuPont shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Chemours has a reasonable need for such originals) in the possession or control of DuPont or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Chemours; provided that, to the extent any originals are delivered to Chemours pursuant to this Agreement or the Ancillary Agreements, Chemours shall, at its own expense, return them to DuPont within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that DuPont, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, DuPont shall not be obligated to provide such Information requested by Chemours; or

(b) Solely with respect to the Legacy Engineering Drawings from DuPont Corporate Engineering Drawing Collection that are required by Chemours to maintain and operate one or more Chemours Manufacturing Assets, DuPont shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Chemours has a reasonable need for such originals) in the possession or control of DuPont or any of its Affiliates, but only to the extent such items are so required and are not already in the possession or control of Chemours or its Affiliates; provided that, to the extent any originals are delivered to Chemours or its Affiliates pursuant to this Agreement or the Ancillary Agreements, Chemours shall, at its own expense, return them to DuPont within a reasonable time after the need to retain such originals has ceased; provided further that, in the event that DuPont, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, DuPont shall not be obligated to provide such Information requested by Chemours.

(c) After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, DuPont for specific and identified Information:

(i) that (x) primarily relates to DuPont or the DuPont Business, as the case may be, prior to the Effective Time or (y) is necessary for DuPont to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which DuPont and/or Chemours are parties, Chemours shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if DuPont has a reasonable need for such originals) in the possession or control of Chemours or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of DuPont; provided that, to the extent any originals are delivered to DuPont pursuant to this Agreement or the Ancillary Agreements, DuPont shall, at its own expense, return them to Chemours within a reasonable time after the need to retain such originals has ceased; provided further that, such obligation to provide any requested information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that Chemours, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Chemours shall not be obligated to provide such Information requested by DuPont.

(ii) that (x) is required by DuPont with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on DuPont (including under applicable securities laws) by a Governmental Entity having jurisdiction over DuPont, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, Chemours shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if DuPont has a reasonable need for such originals) in the possession or control of Chemours or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of DuPont; provided that, to the extent any originals are delivered to DuPont pursuant to this Agreement or the Ancillary Agreements, DuPont shall, at its own expense, return them to Chemours within a reasonable time after the need to retain such originals has ceased.

(d) Each of DuPont and Chemours shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to Section 7.2 or this Article VII of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 7.4 Witness Services. At all times from and after the Effective Time, each of DuPont and Chemours shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 7.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.5 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 7.6 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of DuPont and Chemours shall hold, and shall cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information or auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the DuPont Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to DuPont’s confidential and proprietary information pursuant to policies in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Chemours Business (in the case of the Chemours Group) or the DuPont Business (in the case of the DuPont Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement; and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.6(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 7.7 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the DuPont Group and the Chemours Group, and that each of the members of the DuPont Group and the Chemours Group should be deemed to be the client with respect to such pre-distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 7.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of DuPont and Chemours. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of DuPont or Chemours, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both DuPont and Chemours. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve both DuPont and Chemours shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 7.7(b)(i), Privileged Information relating to post-separation services provided solely to one of DuPont or Chemours shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.7(a) or (b):

(i) Subject to Section 7.7(c)(iii) and (iv), no Party may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings in accordance with Section 8.2 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and the Party’s agree that any such Privilege shall not be waived by either party under the final determination of such dispute in accordance with Section 8.2; and

(iv) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of DuPont or Chemours as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.5, 7.2 and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5 and 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.8 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 7.9 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. In the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed ninety (90) days (the “Negotiation Period”) from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 8.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

Section 8.2 Arbitration. If the Dispute has not been resolved for any reason after the Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein.

(a) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant shall nominate one arbitrator in accordance with the Rules, and the respondent shall nominate one arbitrator in accordance with the Rules within twenty-one days (21) after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly nominated by the two party-nominated arbitrators within twenty-one (21) days of the confirmation of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. With respect to any disputes relating to Environmental Liabilities, the arbitrators shall be attorneys with experience in Environmental Laws or technical or scientific experts whose work relates to environmental science, remediation or pollution control issues, as appropriate to the specific disputes.

(b) The arbitration shall be held, and the award shall be rendered, in New York, New York, in the English language.

(c) For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Tribunal, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Tribunal.

(d) Without derogating from Section 8.2(e) below, the Arbitral Tribunal shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal; or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 8.3 below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator; (ii) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction.

(e) The Arbitral Tribunal shall have the power to grant any remedy or relief that it deems just and equitable and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the Arbitral Tribunal shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages.

(f) The Arbitral Tribunal shall have the power to allocate the costs and fees of the arbitration, including reasonable attorneys’ fees and costs as well as those costs and fees addressed in the Rules, between the Parties in the manner it deems fit; provided that, to the extent any such dispute arises out of or relates to any Chemours Assumed Environmental Liabilities described in (x) Section 1.1(19)(i) or (y) Section 1.1(19)(ii) (but only to the extent such liabilities are determined to be “primarily associated” with Chemours in accordance therewith), then all costs borne by the prevailing party (including those related to expert witnesses) shall be paid by the other party.

(g) Arbitration under this Article VIII shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Tribunal may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

Section 8.3 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article VIII (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 8.4 Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Tribunal, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 8.4 (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge

Section 8.5 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.

Section 8.6 Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE IX

INSURANCE

Section 9.1 Insurance Matters.

(a) Chemours acknowledges and agrees that, from and after the Effective Time, neither Chemours nor any member of the Chemours Group shall have any rights to or under any Policies of DuPont, including the Company Policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of Chemours or a member of the Chemours Group or as expressly provided in Section 6.7 or this Article IX.

(b) Notwithstanding Section 9.1(a), from and after the Effective Time, with respect to any Liability accrued and/or incurred by Chemours or its predecessors prior to the Effective Time relating to the matters set forth on Schedule 9.1(b), DuPont shall, at its sole discretion, provide Chemours with access to, and, if and to the extent determined by DuPont in its sole discretion, Chemours and DuPont may jointly make claims under, Company Policies if and solely to the extent that the terms of such policies provide for such coverage to Chemours or its predecessors with respect to any Chemours Liabilities accrued and/or incurred prior to the Effective Time, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and subject to the following additional conditions:

(i) Chemours shall inform DuPont of any potential claim under any of the Company Policies with regard to any Chemours Liability set forth on Schedule 9.1(b) and DuPont shall determine whether and at what time to report any such claims under such Company Policies directly to the applicable insurance company, and to submit a claim for coverage thereunder, and DuPont shall provide a copy of all such claim reports and submissions to Chemours; provided, that with respect to any such claims, Chemours shall provide DuPont with the information regarding the claims and provide recommendations with regard to the reporting and submission of such claims, and DuPont shall consult with Chemours with regard to the timing thereof;

(ii) If and to the extent that Chemours is the sole entity recovering insurance proceeds under one or more of the Company Policies in respect of a particular claim for coverage, Chemours shall exclusively bear and be responsible for (and DuPont shall have no obligation to repay or reimburse Chemours for) and pay the applicable insurers as required under the applicable Company Policies for any and all costs as a result of having access to, or making claims under, such Policies, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, and other related costs, relating to all open, closed, re-opened claims covered by the applicable Policies, whether such claims are made by Chemours, its employees or third parties, and Chemours shall indemnify, hold harmless and reimburse DuPont for any such amounts incurred by DuPont to the extent resulting from any access to, any claims made by Chemours under, any Company Policies provided pursuant to this Section 9.1. If DuPont and Chemours jointly make a claim for coverage under the Company Policies for amounts that have been or may in the future be incurred partially by DuPont and partially by Chemours, any insurance recovery resulting therefrom will first be allocated to reimburse DuPont and/or Chemours for their respective costs, legal and consulting fees, and other out-of-pocket expenses incurred in pursuing such insurance recovery, with the remaining net proceeds from the insurance recovery to be allocated as between DuPont and Chemours in a manner to be negotiated in good faith by DuPont and Chemours at or near the time of such recovery; provided that if the Parties cannot agree to an allocation within twenty (20) Business Days of the grant, settlement or other agreement, either Party may submit the dispute to arbitration in accordance with the terms and procedures set forth in Section 8.2;

(iii) Chemours shall exclusively bear (and DuPont shall have no obligation to repay or reimburse Chemours for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts, incurred from and after the Effective Time, of all such claims pursued by Chemours under the Company Policies as provided for in this Section 9.1(b); and

(iv) in connection with making any joint claim under any Company Policies pursuant to this Section 9.1(b), DuPont shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage, and Chemours shall not take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between DuPont and the applicable insurance company; (B) result in the applicable insurance company terminating or reducing coverage to DuPont or Chemours, or increasing the amount of any premium owed by DuPont under the applicable Company Policies; (C) otherwise compromise, jeopardize or interfere with the rights of DuPont under the applicable Company Policies or (D) otherwise compromise or impair DuPont’s ability to enforce its rights with respect to any indemnification under or arising out of this Agreement, and DuPont shall have the right, in its sole discretion, to cause Chemours to desist from any action that DuPont determines, in its sole discretion, would compromise or impair DuPont’s rights in accordance with this clause (D).

At all times, DuPont and Chemours shall, subject to the limitations set forth in Section 7.6, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c) Any payments, costs and adjustments required pursuant to Section 9.1(b) shall be billed by DuPont to Chemours on a monthly basis and Chemours shall pay such billed payments, costs and adjustments to DuPont within sixty (60) days from receipt of invoice. If DuPont incurs costs to enforce Chemours’ obligations under this Section 9.1, Chemours agrees to indemnify DuPont for such enforcement costs, including reasonable attorneys’ fees.

(d) At the Effective Time, Chemours shall have in effect all insurance programs required to comply with Chemours’ statutory obligations and the Policies that Chemours has agreed to enter into at or prior to the Effective Time as set forth on Schedule 9.1(e).

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance in its entirety, nor is it considered to be itself a contract of insurance, and further this Agreement shall not be construed to waive any right or remedy of DuPont under or with respect to any of the Company Policies and programs or any other contract or policy of insurance, and DuPont reserves all of its rights under such Policies.

(f) DuPont shall not be liable to Chemours for claims not reimbursed by insurers for any reason not within the control of DuPont, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by DuPont or any defect in such claim or its processing.

(g) In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 9.1(g) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those obligations under Article VI, including those created by this Agreement, by operation of law or otherwise.

(h) In the event of any Action by any Party (or both of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 9.1(h) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created under Article VI of this Agreement or otherwise, by operation of Law, or otherwise.

(i) Notwithstanding anything contained in this Section 9.1, to the extent DuPont has entered into or agrees to enter into, whether on its own or with respect to the any arrangement provided for under this Section 9.1, any settlement agreement or other arrangement with any insurance provider regarding coverage under any Company Policy that provides for any limitation of coverage or release of such insurance provider with regard to any coverage thereunder, whether in whole or in part (collectively, the “Released Insurance Matters”), Chemours agrees that it shall (i) abide by the terms of and, to the extent required, consent to, any such settlement or arrangement relating to the Released Insurance Matters as a condition to receiving any coverage under any Company Policy related thereto, (ii) have no rights to any such coverage under the Company Policies with respect to any Released Insurance Matters and (iii) make no claims under any Company Policies with respect to any Released Insurance Matters.

Section 9.2 Certain Matters Relating to DuPont’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Certificate of Incorporation and Bylaws of DuPont shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in such Certificate of Incorporation or Bylaws of DuPont immediately before the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were indemnified under such Certificate of Incorporation or Bylaws, unless such amendment, repeal, or other modification shall be required by Law and then only to the minimum extent required by Law or approved by DuPont’s shareholders.

Section 9.3 Directors and Officers Liability Insurance. DuPont shall, from and after the Distribution Date to the sixth anniversary of the Effective Time, use commercially reasonable efforts to maintain in full force and effect a directors’ and officers’ insurance policy substantially similar to the Company Policy identified as Directors & Officers Liability Insurance on Schedule 1.1(40), but in any event providing the same level of coverage for persons covered by such insurance policy who are, after the Effective Time, officers or directors of Chemours, whether such person is a current or former insured person under the policy; provided that such Company Policy shall only be required to provide coverage with respect to actions taken by such person prior to the Effective Time and DuPont shall have no obligation to provide any insurance coverage for any actions taken by such party following the Effective Time. The provisions of this Section 9.3 are intended for the benefit of, and shall be enforceable by, each of the persons covered by the Company Policy referenced in the preceding sentence.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 10.2 Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5 and Schedule 10.5(a)) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred on or prior to the Effective Time in connection, and as required by, with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution, the Information Statement, the Internal Reorganization and the consummation of the transactions contemplated hereby and thereby shall be borne and paid by DuPont.

(b) Except as otherwise expressly provided in this Agreement (including paragraphs (b) and (c) of this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time; provided, however, that any costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the assignment to or assumption by a Party or its Subsidiary of any Contracts in connection with the Internal Reorganization or the Distribution shall be borne by the Party or its Subsidiary to which such Contract is being assigned.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.8, the Parties agree that any and all fees and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party. Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 7.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses.

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To DuPont:

E. I. du Pont de Nemours and Company,

Chestnut Run Plaza, 974 Centre Road,

P. O. Box 2915

Wilmington, Delaware 19805

Attn: General Counsel

Facsimile: 302-999-5094

To Chemours:

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Attn: General Counsel

Facsimile: 302-773-0251

Additionally, solely for purposes of matters relating to Section 10.18, notice shall also be addressed to the attention of the Vice President of Communication for DuPont (at the address listed above and Facsimile (302) 689-4554) or Chemours (at the address and Facsimile listed above), as applicable.

Section 10.7 Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 10.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) with respect to DuPont, an Affiliate of DuPont, or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement; provided however that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.10 Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of DuPont without the approval of Chemours or the stockholders of DuPont. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by DuPont and Chemours.

Section 10.11 Payment Terms.

(a) Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either DuPont or Chemours under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 10.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13 Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the release under Section 6.1 of any Person provided therein, (ii) as provided in Section 9.3 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 10.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15 Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the DuPont Group or the Chemours Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the DuPont Group or the Chemours Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 10.16 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18 Public Announcements. From and after the Effective Time, DuPont and Chemours shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document, (c) as otherwise set forth on Schedule 10.18, or (d) as may pertain to disputes between one Party or any member of its Group, on one hand, and the other Party or any member of its Group, on the other hand.

Section 10.19 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.2; Section 6.3; and Section 6.4).

Section 10.21 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 10.11) by: (i) Chemours to DuPont shall be treated for all Tax purposes as a distribution by Chemours to DuPont with respect to stock of Chemours occurring immediately before the Distribution; or (ii) DuPont to Chemours shall be treated for all Tax purposes as a tax-free contribution by DuPont to Chemours with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 10.22 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.23 No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between DuPont and Chemours and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of DuPont or Chemours.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Nicholas C. Fanandakis
Name:	Nicholas C. Fanandakis
Title:	Executive Vice President and Chief Financial Officer

THE CHEMOURS COMPANY

By:	/s/ Nigel Pond
Name:	Nigel Pond
Title:	Vice President